Exhibit 10.1

EQUITY PURCHASE AGREEMENT
BY AND AMONG
TheFaceShop Co., Ltd.
AS PURCHASER
AND
AVON ASIA HOLDINGS COMPANY
AND
AVON PRODUCTS (CHINA) CO., LTD.
AS SELLERS

DATED AS OF January 8, 2019

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	2

1.1.	Defined Terms. 2

1.2.	Construction. 9

ARTICLE II SALE AND PURCHASE	10

2.1.	Sale and Purchase. 10

2.2.	Purchase Price. 10

ARTICLE III CLOSING	10

3.1	Closing. 10

3.2	Closing Payments. 11

3.3	Post-Closing Payment. 11

3.4	Payment of the Intercompany Loan Balances. 11

3.5	Closing Deliveries. 12

3.6	Avon Asia Withholding Tax. 13

3.7	Escrow. 14

3.8	Late Payment. 15

ARTICLE IV REPRESENTATIONS AND WARRANTIES	15

4.1	Representations and Warranties of Sellers relating to each Seller and the Sale Equity. 15

4.2	Representations and Warranties of each Seller relating to the Company. 16

4.3	Representations and Warranties of Purchaser. 26

ARTICLE V COVENANTS	27

5.1.	Conduct of Business. 27

5.2.	Best Efforts; Cooperation and Assistance. 29

5.3.	Access and Information. 31

5.4.	Replacement of Directors. 31

5.5.	No Shop. 31

5.6.	Confidentiality; Public Announcements. 31

5.7.	Employee Retentions. 32

5.8.	INTENTIONALLY OMITTED. 32

5.9.	Related Party Contracts; Transitional Agreements. 33

5.10.	Non-Competition; Non-Solicitation. 33

5.11.	Tax Return Filing After Closing. 34

5.12.	Manufacturing and Supply Agreement. 34

5.13.	Use of Company Name. 34

ARTICLE VI CONDITIONS PRECEDENT	35

6.1.	Conditions Precedent to the Obligations of each Seller to Sell the Sale Equity. 35

6.2.	Conditions Precedent to the Obligations of Purchaser to Purchase the Sale Equity. 35

ARTICLE VII INDEMNIFICATION	36

7.1.	Indemnification. 36

7.2.	Survival of Claims. 37

7.3.	Limitations on Liability. 37

7.4.	Claims for Indemnification. 38

7.5.	Indemnification Procedures for Tax Claims 39

7.6.	Additional Indemnification. 41

7.7.	Sole and Exclusive Remedy. 41

ARTICLE VIII TERMINATION	41

8.1.	Termination. 41

8.2.	Effect of Termination. 42

ARTICLE IX MISCELLANEOUS	42

9.1.	Entire Agreement. 42

9.2.	Assignment. 42

9.3.	Tax and Expenses. 42

9.4.	Governing Law and Dispute Resolution. 42

9.5.	Amendments. 43

9.6.	Severability. 43

9.7.	Notices. 43

9.8.	Joint and Several Liability. 44

9.9.	Language; Counterparts. 44

9.10.	No Third Party Beneficiary. 44

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into on this 8th day of January 2019 by and among:

(i)	TheFaceShop Co., Ltd., a company incorporated and existing under the laws of Korea and having its registered address at 58 Saemunan-ro, Jongno-gu, Seoul, Korea (“Purchaser”);

(ii)
Avon Asia Holdings Company, a company incorporated and existing under the laws of Republic of Mauritius and having its registered address at 2nd Floor, 22 Saint Georges Street, Port Louis, Republic of Mauritius (“Avon Asia”); and

(iii)
Avon Products (China) Co., Ltd. (“雅Å芳¼༈¨中Ð国ú༉©有Ð限Þ公«司¾” in Chinese), a company incorporated and existing under the laws of the PRC and having its registered address at Unit 03-04, FL 7, No. 18, Hua Cheng Avenue, Tianhe District, Guangzhou, PRC (“Avon China” and together with Avon Asia, collectively, “Sellers” and individually, a “Seller”).

Purchaser and each Seller shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Sellers collectively own equity interests corresponding to the registered capital in the amount of USD 21,500,000 (the “Sale Equity”), in Avon Manufacturing (Guangzhou), Ltd. (“广ã州Ý雅Å芳¼制Æ造ì有Ð限Þ公«司¾” in Chinese), a company incorporated and existing under the Laws of PRC with its registered office at No.11 Industrial Avenue, Conghua Economic Development Zone, Guangdong Province, PRC (the “Company”), representing 100% of the equity interests in the Company;

WHEREAS, on the same date of this Agreement, the Company and Avon Cosmetics Limited (“ACL”) have entered into a Manufacturing and Supply Agreement; and

WHEREAS, upon the terms and subject to conditions set forth herein, each of Sellers desires to sell and transfer to Purchaser, and Purchaser desires to acquire and purchase from each of Sellers, all of the Sale Equity owned by such Seller, the exact amount of registered capital corresponding to which is listed in Exhibit 1, and consummate the transactions contemplated herein (the “Transaction”).

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.	Defined Terms.
As used in this Agreement, the following terms have the respective meanings ascribed to such terms below:
“Accounting Standards” means the accounting standards in compliance with applicable generally accepted accounting principles in the PRC and any applicable Laws of PRC.

“ACL” means Avon Cosmetics Limited.

“Acquisition Proposal” is defined in Section 5.5 of this Agreement.

“Affiliate” means, in respect of a Person, any other Person if it directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Agreed USD/RMB Rate” shall be the USD/RMB exchange middle rate published by the People’s Bank of China on its website on November 30, 2018, which is USD 100 = RMB 693.57.

“Agreement” is defined in the preamble of this Agreement.

“AHPM” means Avon Healthcare Products Manufacturing (Guangzhou) LTD. (“广ã州Ý雅Å芳¼保£健¡品·制Æ造ì有Ð限Þ公«司¾” in Chinese).

“Allocation Percentage” of a Seller means the Allocation Percentage set forth next to its name on Exhibit 1.

“AML Laws” means all applicable Laws prohibiting money laundering, including but not limited to attempts to conceal or disguise the identity of proceeds that are obtained in violation of any Law.

“Anti-Corruption Laws” means any applicable Laws concerning or relating to bribery or corruption.
“Asset Realization Account” means the asset realization account (资Ê产ú变ä现Ö账Ë户§) or the RMB equity transfer special account (人Ë民ñ币Ò股É权¨转ª让Ã专¨用Ã存æ款î账Ë户§) to be set up by Avon China in the PRC and in its name pursuant to the applicable Laws of the PRC, for the purpose of receiving its portion of the Purchase Price payable by Purchaser under this Agreement.

“Associated Person” means, with respect to any Person that is not an individual, a Person (including a director, officer, employee, consultant, agent or other representative) who has acted or performed services for or on behalf of such Person, but only with respect to actions or the performance of services for or on behalf of such Person.
“Avon Asia” is defined in the preamble of this Agreement.

“Avon Asia Escrow Account” means an escrow account to be opened and managed in accordance with the terms of the escrow agreement (the “Avon Asia Escrow Agreement”) to be entered into by and among Purchaser, Avon Asia and an escrow agent (which shall be an independent financial institution mutually acceptable to the Parties) (“Escrow Agent”), key terms and conditions of which are set forth on Exhibit 2-1 attached hereto.

“Avon Asia Escrow Agreement” is defined in this Section 1.1 under the definition of “Avon Asia Escrow Account”.

“Avon Asia Escrow Amount” is defined in Section 3.7(a) of this Agreement.

“Avon Asia Holdback Amount” is defined in Section 3.6(a)(ii) of this Agreement.

“Avon China” is defined in the preamble of this Agreement.

“Avon China Escrow Account” means an escrow account to be opened and managed in accordance with the terms of the escrow agreement (the “Avon China Escrow Agreement”) to be entered into by and among Purchaser, Avon China and the Escrow Agent, key terms and conditions of which are set forth on Exhibit 2-2 attached hereto.

“Avon China Escrow Agreement” is defined in this Section 1.1 under the definition of “Avon China Escrow Account”.

“Avon China Escrow Amount” is defined in Section 3.7(a) of this Agreement.

“Balance Sheet Date” means September 30, 2018.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Seoul, Korea or Guangzhou, PRC are required or authorized by Law to be closed for business.

“CGT” means all Taxes (including withholding Taxes) imposed by competent PRC Tax Authorities on gains realized by Sellers from the Transaction.
“Closing Date” means the date on which the Closing actually occurs.

“Closing Payments” is defined in Section 3.2 of this Agreement.

“Company” is defined in the recitals of this Agreement.

“Company Assets” is defined in Section 4.2(h) of this Agreement.

“Company Benefits Plans” means all benefit and compensation plans, programs, policies, contracts, agreements, and arrangements covering current or former directors, officers or employees of the Company that are sponsored, maintained or contributed to by the Company or in which the Company is a participating employer or with respect to which the Company could reasonably be expected to otherwise have any material Liability (but excluding any statutory plans or programs maintained pursuant to applicable Law requiring the payment of social insurance Taxes or similar contributions by the Company).

“Company Employees” means any employee of the Company who are employed by the Company immediately prior to the Closing Date.

“Company Intellectual Property” means any and all Intellectual Property (i) owned or co-owned by the Company or (ii) licensed to the Company or (iii) is otherwise used by the Company to conduct its business in the Ordinary Course of Business. For the avoidance of doubt, Company Intellectual Property does not include any Intellectual Property of Seller Parties, including all Intellectual Property in and to any goods manufactured by Company or methods of manufacture therefor, (e.g. formulas, processing standards, finished ingredient standards, raw ingredient standards), except to the extent such Intellectual Property is licensed to the Company pursuant to the Manufacturing and Supply Agreement, and then only for the limited purposes set forth therein.

“Company Lease” means the Contracts under which the Company Leased Real Property is leased.

“Company Leased Real Property” means real property that is leased or subleased by the Company from any Person.

“Company Owned Real Property” means real property that is owned by the Company.

“Contract” means any written or oral contract, agreement, lease, license, sales order, purchase order, mortgage, indenture, bond, note, warrant, instrument or any other legally binding arrangement of any kind (including all amendments, supplements and modifications thereto).

“Control” means (i) the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of a Person or (ii) the ability, either directly or indirectly, to direct or cause the direction of or to influence the direction of that Person or the management of that Person, whether through ownership of voting securities or by contract or otherwise.

“Direct Claim” is defined in Section 7.4(b) of this Agreement.

“Disclosure Schedules” means the disclosure schedules of Sellers attached hereto as Schedule A.

“Encumbrance” means any pledge, mortgage, lien, security interest, claim, easement, encroachment, option, voting agreement, conditional sale or other security arrangement of any nature, right of first refusal or pre-emption, order or charge, or any adverse claim of title, ownership or use, or any license, lease or restriction of any kind, including any restriction on use, voting transfer, receipt of income or exercise of any other attribute of ownership, whether imposed by contract, legal requirement, equity or otherwise.

“Environmental Laws” means all Laws (including the Production Safety Law of PRC) that relate to (i) the protection or cleanup, or prevention of pollution or destruction of, the environment, natural resources or human health or safety, (ii) releases of or exposure to Hazardous Substances, or (iii) the management, manufacture, generation, labeling, registration, use, treatment, storage, burial, disposal, handling, transport or control of Hazardous Substances, and in each case all codes, regulations, decrees or orders issued or promulgated or approved thereunder or in connection therewith but excluding for the avoidance of doubt any Laws relating to products liability.
“Escrow Agent” is defined in this Section 1.1 under the definition of “Avon Asia Escrow Account”.

“Escrow Account” means either the Avon Asia Escrow Account or the Avon China Escrow Account, as the context may require.

“Financial Statements” is defined in Section 4.2(c) of this Agreement.

“Fundamental Representations” is defined in Section 7.2 of this Agreement.

“Governmental Approvals” means any approval, clearance, consent, order, ruling, license, permit, qualification, exemption, waiver or other authorization, issued, granted or otherwise made available by, or filing or registration with, any Governmental Authority.

“Government Official” means any officer, employee or other individual acting in an official capacity for a Governmental Authority.

“Governmental Authority” means any domestic or foreign government, including any national, federal, state, provincial, local, territorial or municipal government, or any governmental, legislative, administrative or regulatory authority, agency, court, tribunal, body or commission, or quasi-governmental entity with competent jurisdiction.

“Hazardous Substances” means any chemicals, wastes, pollutants, contaminants, toxic substances, petroleum and petroleum products, and any other natural or artificial substances or emissions (whether in the form of a solid, liquid, gas or vapor) which are now or hereafter regulated under Environmental Laws or that otherwise have a potential for causing harm or damage to the environment or injury to human health or reproduction.

“Indebtedness” of any Person means (i) all indebtedness of such Person, whether or not contingent, for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services; (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with Accounting Standards, recorded as capital leases; (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (vii) all declared and unpaid dividends or other distributions payable to its shareholders; (viii) all unpaid contribution amount for incentive bonuses, employee pension or severance to the extent that sufficient cash reserve has not been established in relation thereto; (ix) all outstanding tax liabilities to the extent that sufficient cash reserve has not been established in relation thereto; (x) all transaction costs and expenses payable to third parties (including financial and legal advisors) incurred by such Person, which have not been paid; (xi) all indebtedness or obligations of others referred to in clauses (i) through (x) above guaranteed directly or indirectly in any manner by such Person; and (xii) accrued and unpaid interest due on, and prepayment premiums, penalties or similar charges or expenses arising as a result of any of the foregoing obligations.

“Indemnified Parties” means Purchaser Indemnified Parties or each Seller Indemnified Parties, as the context may require.

“Intellectual Property” means all intellectual property and similar proprietary rights, whether registered or unregistered in any and all jurisdiction throughout the world, including such rights in and to any (i) patents and applications therefor (whether utility or design, including any provisional applications, utility models and all continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals and extensions of any of the foregoing; (ii) registered and unregistered trademarks, service marks, trade names, corporate names, business names, logos, slogans, trade dress, designs and other indicia of origin and pending registrations, applications or intent-to-use registrations or similar reservations for the foregoing; (iii) registered and unregistered copyrights; and applications for registration; (iv) internet domain names and social media identifiers; (v) industrial property rights, trade secrets and any other confidential or proprietary information, including unpatented inventions, invention disclosures, know-how, methods, processes, customer lists; (vi) software, firmware and computer programs and applications, including data files, source code, executable or object code, tools, application programming interfaces and libraries and related documentation and specifications; and (vii) data and databases.

“Intercompany Loan Agreements” means (i) that certain Intercompany Loan Agreement, dated August 1, 2017, by and between Avon China and the Company, and (ii) that certain Intercompany Loan Agreement, dated August 1, 2017, by and between AHPM and the Company.

“Intercompany Loan Balances” means the aggregate balance payable by Avon China and AHPM under the Intercompany Loan Agreements in respect of principal, accrued and unpaid interest and any other obligations thereunder, the amount of which, as of November 30, 2018, is set forth in Schedule B.

“Inventory” means, as of any date, all inventory of the Company as recorded on the balance sheet of the Company as of such date, prepared in accordance with the books and records of the Company and in accordance with the Accounting Standards consistently applied.

“IT Systems” means servers, computer hardware, networks, software, databases, telecommunications systems, websites, IP addresses, interfaces and related systems.

“Knowledge of Sellers” means the knowledge, after making reasonable due inquiry, of any members of the board of directors, officers and employees holding a position of Grade 15 or higher of the Company.

“Knowledge of Purchaser” means the knowledge, after making reasonable due inquiry, of any members of the board of directors and officers of the Purchaser.

“Korea” means the Republic of Korea.

“Law” means any law, statute, regulation, ordinance, rule, Order, decree, judgment, consent decree, executive order, compulsory standards, restriction, or sanction, or any interpretation thereof issued, enacted, promulgated or enforced by any Governmental Authority.

“Liability” or “Liabilities” means any liability, obligation or expense of any kind or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured.

“License Agreement” means that certain corporate name license agreement to be entered into by and between ACL and the Company, substantially in form attached hereto as Exhibit 3.

“Long-Stop Date” means May 31, 2019.

“Losses” means any and all losses, liabilities, obligations, claims, contingencies, judgments, damages, Taxes, fees, costs and expenses (including costs of investigation and attorney’s fees, costs and expenses) and any interest, penalty, fine or other carrying costs incurred thereon.

“Manufacturing and Supply Agreement” means that the Manufacturing and Supply Agreement entered into by and between the Company and ACL on the same date of execution hereof, which is attached hereto as Exhibit 4.

“Material Adverse Effect” means any fact, change, occurrence, event, development or effect that, individually or in the aggregate, is or would reasonably likely to be materially adverse to the business, assets, liabilities, prospects, condition (financial or otherwise), or results of operations of the Company; provided, however, that none of the following shall constitute or be considered to contribute to a Material Adverse Effect: any change in or effect relating to (i) business, economic or regulatory conditions as a whole or in the industries in which the Company operates, (ii) national or international political, regulatory or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iii) national or global financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) generally accepted accounting principles, (v) changes in Law, or (vi) any failure by the Company to meet any projections, forecasts or estimates of revenue or earnings; provided, however, that with respect to clauses (i), (ii) and (iii), such matter does not have a materially disproportionately adverse effect on the Company, taken as a whole, relative to other participants operating in the same industries or markets.

“Material Contract” is defined in Section 4.2(k) of this Agreement.

“MOFCOM” means the PRC Ministry of Commerce and/or its local branch (as the context requires).

“MOFCOM Filing” means record-filing by the MOFCOM with respect to the filing made for the purpose of transfer of the Sale Equity under this Agreement.

“New Avon MSA” means the Manufacturing and Supply Agreement, dated March 1, 2016, by and between the Company and New Avon LLC (“New Avon”).

“Notice of Claim” is defined in Section 7.4(b) of this Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Authority.

“Ordinary Course of Business” means the conduct of the business of the Company, consistent with its normal day-to-day customs, practices and procedures.

“Organizational Documents” means articles of incorporation, bylaws, articles of organization, operating agreement, partnership agreement and any other documents serving a similar function in the creation and government of a Person.

“Party” or “Parties” is defined in the preamble of this Agreement.

“Permit” means any approval, consent, license, permit, concession, recordation or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any legal requirement, including environmental permits.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“PRC” or “China” means the People’s Republic of China, excluding for the purposes of this Agreement, Hong Kong, Macau SAR and Taiwan.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends before the Closing Date and the portion of any Straddle Period that ends before the Closing Date.

“Proceedings” means any claim, action, suit (whether civil, criminal or administrative), complaint, hearing, litigation, proceeding, audit, arbitration, investigation, or other similar dispute, in each case, that is by or before any Governmental Authority.

“Purchase Price” is defined in Section 2.2 of this Agreement.

“Purchaser” is defined in the preamble of this Agreement.

“Purchaser Indemnified Parties” is defined in Section 7.1(b) of this Agreement.

“Purchaser Required Approvals” means (i) the completion of the MOFCOM Filing, (ii) the SAMR Registration and any additional Governmental Approval that is necessary to consummate the Transaction hereunder.

“RMB” means the lawful currency of PRC.

“Related Party Contract” is defined in Section 4.2(r) of this Agreement.
“Rules” is defined in Section 9.4 of this Agreement.

“Sale Equity” is defined in the recitals of this Agreement.

“SAMR” means the PRC State Administration for Market Regulation and/or its local branch (as the context requires).

“SAMR Registration” means registration or filing with SAMR for the purpose of the transfer of title to the Sale Equity to Purchaser in accordance with this Agreement.

“Seller” or “Sellers” is defined in the preamble of this Agreement.

“Seller Indemnified Parties” is defined in Section 7.1(a) of this Agreement.

“Seller Parties” means each Seller and its Affiliates, which, for the avoidance of doubt, does not include New Avon.

“Straddle Period” means any taxable period that begins before the Closing Date and ends on or after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which: (a) more than fifty percent of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such Person; or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held directly or indirectly by such Person.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value‑added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Authority” means any Governmental Authority that is responsible for the imposition of any Tax or is charged with the collection of such Tax.

“Tax Claim” or “Tax Claims” means an audit, examination, claim, inspection or other administrative or judicial proceeding, contest, assessment, notice of deficiency, proposed adjustment, dispute or controversy relating to any Tax imposed on or with respect to the Company, and/or with respect to any of the Company Assets, for any Pre-Closing Tax Period or Straddle Period.

“Tax Return” means any filing, return, report, declaration, claim for refund, or information return or statement required to be filed with respect to any Tax, including any attachment or schedule thereto or amendment thereof.

“Third Party Claim” is defined in Section 7.4(a) of this Agreement.

“Third Party Claim Notice” is defined in Section 7.4(a) of this Agreement.

“Third Party Consent” is defined in Section 5.2(e) of this Agreement.

“Third Party Indemnification Amount” is defined in Section 7.3(c) of this Agreement.

“Transaction” is defined in the recitals of this Agreement.

“USD” shall mean United States Dollars, the lawful currency of the United States of America.

1.2    Construction.
The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine, and neuter. Terms defined in the singular shall have the corresponding meaning in the plural, and vice versa. All references herein to Articles, Sections, Schedules and Exhibits shall refer to articles, sections, schedules and exhibits, respectively, of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof unless otherwise expressly stated herein. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement. References to times of the day are to that time in Korea and references to a day are to a period of twenty-four (24) hours running from midnight to midnight.

ARTICLE II
SALE AND PURCHASE

2.1.	Sale and Purchase.
Upon the terms and subject to the conditions contained herein (including the Exhibits and Schedules attached hereto), at the Closing, each of Sellers shall sell and deliver to Purchaser, and Purchaser shall purchase, acquire and receive from the each Seller the Sale Equity, free and clear of all Encumbrances.

2.2.    Purchase Price.
The total purchase price (the “Purchase Price”) to be paid by Purchaser to Sellers for the purchase of Sale Equity under this Agreement shall be USD 71,000,000, of which:

(a)	USD 28,400,000, representing Avon Asia’s pro rata portion of the Purchase Price based on its Allocation Percentage (the “Avon Asia Consideration”), shall be paid by Purchaser to Avon Asia; and

(b)
RMB 295,460,820, which is the RMB amount equivalent to USD 42,600,000 converted using the Agreed USD/RMB Rate, representing Avon China’s pro rata portion of the Purchase Price based on its Allocation Percentage (the “Avon China Consideration”), shall be paid by Purchaser to Avon China, in each case subject to the terms and conditions of this Agreement.

ARTICLE III
CLOSING

3.1    Closing.
The closing of the sale and purchase of the Sale Equity and the delivery of all of the other closing deliveries set forth herein (the “Closing”) shall take place at the offices of King & Wood Mallesons in Guangzhou within 3 Business Days from the day of the satisfaction or waiver of the conditions precedent set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of those conditions), or (ii) such other date as Purchaser and Sellers may mutually agree.

3.2    Closing Payments.
At the Closing, as consideration for the Sale Equity, Purchaser shall make the following payments (the “Closing Payments”):

(a)
to Avon Asia, the Avon Asia Consideration, less the sum of (i) the Avon Asia Escrow Amount, and (ii) the Avon Asia Holdback Amount, by wire transfer of immediately available funds in USD to the bank account of Avon Asia designated and notified to Purchaser in writing by Avon Asia at least five (5) Business Days prior to the Closing Date; and

(b)	to Avon China, the Avon China Consideration (the “Avon China Closing Payment”), by wire transfer of immediately available funds in RMB to the Avon China Escrow Account.

3.3    Post-Closing Payment.

(a)
Within five (5) Business Days after Purchaser’s receipt of a written notice from Avon China notifying that Avon China has set up the Asset Realization Account for purpose of receiving its portion of the Closing Payments, Purchaser and Avon China shall irrevocably instruct the Escrow Agent to release from the Avon China Escrow Account to Avon China an amount equal to the Intercompany Loan Balances outstanding on the Closing Date (the “Avon China First Release Amount”), by wire transfer of immediately available funds in RMB to the Asset Realization Account; and

(b)
Within five (5) Business Days after the completion of the repayment of Intercompany Loan Balances in accordance with Section 3.4, Purchaser and Avon China shall irrevocably instruct the Escrow Agent to release from the Avon China Escrow Account to Avon China, the Avon China Consideration, less the sum of (i) Avon China Escrow Amount and (ii) the Avon China First Release Amount, by wire transfer of immediately available funds in RMB to the Asset Realization Account.

3.4    Payment of the Intercompany Loan Balances.
As soon as practicable after the Closing but no later than 10 Business Days after the receipt in full of the payment made pursuant to Section 3.3(a) (the “Repayment Period”), Avon China shall, and Sellers shall cause AHPM to, repay in full the amounts of Intercompany Loan Balances outstanding under their respective Intercompany Loan Agreements. Notwithstanding the foregoing, in the event that the repayment of the Intercompany Loan Balances fails to complete within the Repayment Period due to delay by Avon China’s bank in approving for or due to the then effective foreign exchange restriction on using the foregoing received payment for the repayment of the Intercompany Loan Balances as provided in this Section 3.4, and in case of delay by the bank, such delay is not attributable to the fault of any of the Sellers, then the Repayment Period shall be reasonably extended and/or the Parties shall reasonably discuss alternative if necessary, and the Sellers shall keep the Purchaser fully informed of the progress of the repayment set forth in this Section 3.4, provided, that, the escrow release pursuant to Section 3.3(b) shall not be made until the completion of the repayment of Intercompany Loan Balances.

3.5    Closing Deliveries.

(a)	Purchaser’s Deliverables at the Closing. At the Closing, Purchaser shall deliver (or cause to be delivered) to each Seller the following items:

(i)	a written receipt confirming Purchaser’s receipt of such Seller’s portion of the Sale Equity, duly executed by Purchaser;

(ii)	an executed copy of each of the Avon Asia Escrow Agreement and the Avon China Escrow Agreement, duly executed by Purchaser;

(iii)	all other documents or instruments required to be delivered by Purchaser pursuant hereto or reasonably requested by Sellers to consummate the Transaction.

(b)	Sellers’ Deliverables at the Closing. At the Closing, each Seller shall deliver (or cause to be delivered) to Purchaser the following items:

(i)	original capital contribution certificate issued by the Company representing Purchaser’s holding of all Sale Equity in the Company;

(ii)
copy of the shareholders registry of the Company with the Company’s seal chopped in which Purchaser is recorded as the sole legal and beneficial owner of all of the Sale Equity, free and clear of any and all Encumbrances, as of the Closing Date;

(iii)	a written letter confirming the waiver of the right of first refusal and consent to the Transaction by each Seller;

(iv)	a copy of the resolutions of the board of directors of the Company approving the Transaction;

(v)
a written receipt issued by Avon Asia confirming Avon Asia’s receipt of its portion of the Closing Payment, duly executed by such Seller, provided that the foregoing portion of the Closing Payment is fully received by Avon Asia on the Closing Date;

(vi)
    the original letter of resignation, waiver, and release of each of the directors of the Company in the form attached hereto as Exhibit 5.4(a), along with all other documents required for the registration of such resignations with the competent SAMR;

(vii)	an executed copy of the Manufacturing and Supply Agreement, duly executed by the Company and ACL;

(viii)	an executed copy of each of the Avon Asia Escrow Agreement and the Avon China Escrow Agreement, duly executed by the Seller which is a party thereto;

(ix)
a copy of the new business license of the Company and other necessary supporting documents evidencing the completion of the SAMR Registration and showing Purchaser as the sole equity holder of the Company;

(x)
a copy of the certificate regarding the MOFCOM Filing and other necessary supporting documents evidencing the completion of the MOFCOM Filing and showing Purchaser as the sole equity holder of the Company; and

(xi)	all other documents or instruments required to be delivered by each Seller pursuant hereto or reasonably requested by Purchaser to consummate the transactions contemplated by this Agreement.

3.6    Avon Asia Withholding Tax.

(a)Avon Asia shall be responsible for and shall complete the process of reporting and/or payment of the CGT payable by Avon Asia in accordance with applicable Law and this Section 3.6, as applicable (the “CGT Reporting and Payment”); provided, however, that Purchaser may complete such process in case Avon Asia fails to provide either a copy of (x) the applicable CGT returns affixed with the official stamp of the competent PRC Tax Authority showing that the CGT payable is zero or no CGT is payable by Avon Asia in connection with the Transaction, or (y) the tax clearance certificate issued by the competent PRC Tax Authority showing the CGT payable has been fully paid by or on behalf of Avon Asia, as soon as practicable but no later than three (3) months after the Closing. Purchaser shall provide Avon Asia with necessary support as reasonably requested by Avon Asia to complete the CGT Reporting and Payment as follows:

(i)
Avon Asia shall complete the CGT Reporting and Payment and provide the documents set forth in (x) or (y) above, as applicable, as soon as practicable but no later than three (3) months after the Closing.

(ii)
Purchaser shall deduct and withhold USD 1,181,000, which is equivalent to ten percent (10%) of the Avon Asia Estimated Capital Gain (the “Avon Asia Holdback Amount”), from the Avon Asia Consideration. “Avon Asia Estimated Capital Gain” means, for the sole purpose of determining the Avon Asia Holdback Amount, the difference between the Avon Asia Consideration and the aggregate capital contributed by Avon Asia to the Company and the total acquisition cost paid by Avon Asia to acquire the equity interest in the Company.

(b)Purchaser and Avon Asia shall irrevocably instruct the Escrow Agent to release the Avon Asia Holdback Amount to Avon Asia within five (5) Business Days after Avon Asia has delivered to Purchaser a copy of the CGT returns or the tax clearance certificate specified in Section 3.6(a).

(c)Avon Asia agrees to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Losses that are actually incurred by such Purchaser Indemnified Parties as a result of its failure to fully and timely pay the CGT.

3.7    Escrow.

(a)
At the Closing, Purchaser shall deposit with the Escrow Agent (i) (x) USD 3,000,000 (the “Avon Asia Escrow Amount”) and (y) the Avon Asia Holdback Amount in USD 1,181,000, to be held in the Avon Asia Escrow Account pursuant to the Avon Asia Escrow Agreement, and (ii) (x) an RMB amount equivalent to USD 4,500,000 converted using the Agreed USD/RMB Rate, which is RMB 31,210,650, to the Avon China Escrow Account (the “Avon China Escrow Amount” and together with the Avon Asia Escrow Amount, the “Escrow Amounts”), and (y) the difference between the Avon China Consideration and Avon China Escrow Amount, which is RMB 264,250,170, in each case to be held in the Avon China Escrow Account pursuant to Avon China Escrow Agreement. The Avon Asia Escrow Amount and the Avon China Escrow Amount shall be available for and used to satisfy any claim arising in relation to Sellers’ indemnities set forth in Section 7.1(a) of this Agreement (but subject to the limitations set forth in Section 7.3); provided, however, that the Avon Asia Escrow Amount shall be available for and used to satisfy any claim arising in relation to Avon Asia’s indemnities set forth in Section 3.6(c). Each Escrow Account shall be maintained for 24 months (the “Escrow Term”) following the Closing.

(b)
For the avoidance of doubt, to the extent that any claim which has been notified to Sellers by Purchaser remains unresolved at the expiration of each Escrow Account, the Escrow Amount corresponding to such claim amount shall not be released from such Escrow Account until such claim is resolved in accordance with Section 9.4, and the Parties shall (i) extend the Escrow Term until such claim is resolved so that the Escrow Amount corresponding to such claim shall remain in such Escrow Account in the same manner; and (ii) cause the Escrow Agent to release the undisputed Escrow Amounts remaining in the respective Escrow Accounts upon expiration of the initial Escrow Term pursuant to Section 3.7(d). Purchaser agrees not to abuse its right of claim without any reasonable cause.

(c)
In the event that any breach or non-fulfillment of any of Sellers’ representations, warranties, covenants, agreements or obligations under this Agreement is made known to Purchaser prior to the Closing, subject to the limitations as provided in Section 7.3, Purchaser shall prepare and deliver to Seller a statement setting forth in reasonable detail the description of the alleged breaches/non-fulfillments and the amount of Losses incurred by the Company or Purchaser in connection with such breach or non-fulfillment, as applicable. In such event, the Parties shall negotiate in good faith to agree on the amount of Losses arising from such breach or non-fulfillment, which shall be deducted from the Purchase Price, with the Escrow Amount being reduced by the same amount. In the event that the Parties cannot agree on the full amount of such Losses after such good-faith negotiation, the portion of the Losses to which the Parties agree shall be deducted from the Purchase Price (with corresponding reduction of the Escrow Amount), and Purchaser shall have the right to seek indemnification in respect of the excess amount of such Losses after the Closing in accordance with Article VII.

(d)
On the expiry date of the Escrow Term, Purchaser and the respective Seller shall, in accordance with the Avon Asia Escrow Agreement and Avon China Escrow Agreement, respectively, irrevocably instruct the Escrow Agent to:

(i)
release to Avon Asia the Avon Asia Escrow Amount remaining in the Avon Asia Escrow Account, by wire transfer of immediately available funds in USD to the bank account of Avon Asia designated and notified to Purchaser in writing by Avon Asia at least five (5) Business Days prior to such expiry date; and

(ii)	release to Avon China the Avon China Escrow Amount remaining in the Avon China Escrow Account, by wire transfer of immediately available funds in RMB to the bank account of Avon China designated and notified to Purchaser in writing by Avon China at least five (5) Business Days prior to such expiry date.

3.8    Late Payment.
Without prejudice to Article VII below, in the event of Purchaser’s delay in payment or deposit of all or any portion of the Purchase Price pursuant to this Article III, Sellers acting as one party may require Purchaser to pay liquidated damages on the delayed amount from the date when the relevant payment or deposit is due until the date of the actual payment or deposit thereof at the rate of 0.03% per day (or in the event such rate shall be adjudged for any reasons as unenforceable under applicable Law, the applicable rate shall be based on such maximum rate as may be permitted under applicable Law or otherwise determined by the arbitration administered by the International Chamber of Commerce in Singapore in accordance with Section 9.4); provided, however, that such delay is not due to a cause attributable to any Seller or the Escrow Agent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1    Representations and Warranties of Sellers relating to each Seller and the Sale Equity.
Except as set forth in the Disclosure Schedules, Sellers hereby, jointly and severally, represent and warrant to Purchaser that the statements contained in this Section 4.1 are true and correct as of the date hereof and as of the Closing Date (or, if made as of a date specified below, as of such date) with respect to each Seller and the Sale Equity owned by it.

(a)
Organization and Existence; Authorization. Each Seller is duly organized and validly existing under the Laws of the jurisdiction of its incorporation, and has requisite power and authority required to conduct its business as it is now being conducted. Each Seller has full authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and the execution and delivery by such Seller of this Agreement, the performance of its obligations hereunder, and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and this Agreement constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except insofar as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, special liquidation, fraudulent conveyance, or other similar Laws affecting the enforcement of creditors’ rights generally.

(b)
Absence of Conflicts; No Consents. Neither the execution, delivery and performance of this Agreement, nor the Transaction, will contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of any Seller or the Company, (ii) any Law applicable to any Seller or the Company or any of the assets owned by the Company, (iii) any of the terms or requirements of, or give any Government Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Approval that is held by the Company, or (iv) any Material Contract. No Governmental Approval or consent or approval by or notification to any Person is required to be obtained by each Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(c)
Sale Equity. Each Seller holds of record and legally and beneficially owns its portion of the Sale Equity set forth next to its name on Exhibit 1, in each case free and clear of any Encumbrances. At the Closing, Purchaser shall acquire all of the Sale Equity free and clear of any Encumbrances. Such Sale Equity to be transferred to Purchaser at the Closing shall (i) have had its corresponding registered capital fully paid-in, (ii) have been issued in compliance with all applicable Laws and (iii) not be subject to any pre-emptive, subscription or other similar rights of any other Person, except for the right of refusal that will be waived pursuant to Section 3.5(b)(iii) below.

(d)	Litigation. There are no Proceedings pending or, to the Knowledge of Sellers, threatened against any of Sellers that prohibits or restricts the Transaction.

(e)
No Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for each Seller or any of its Affiliates in connection with the Transaction for which the Company has incurred or will incur any liability.

4.2    Representations and Warranties of each Seller relating to the Company.
Except as set forth in the Disclosure Schedules, Sellers hereby jointly and severally represent and warrant to Purchaser that the statements contained in this Section 4.2 are correct as of the date hereof and as of the Closing Date (or, if made as of a date specified below, as of such date) with respect to the Company.

(a)
Organization and Existence. The Company is a company duly organized and validly existing under the Laws of PRC, and has all requisite power and authority required to conduct its business as it is now being conducted and to own, lease and operate all of its properties and assets. Sellers have made available to Purchaser true, correct and complete copies of the Organizational Documents of the Company and such documents are in full force and effect.

(b)	Capitalization.

(i)
Section 4.2(b) of the Disclosure Schedules sets forth an accurate list as of the date hereof and as of the Closing Date of the registered capital of the Company, the paid-in registered capital of the Company and the legal ownership thereof. The Sale Equity represents one hundred percent (100%) of the equity interests in the Company. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that may require the Company to issue any equity interests of the Company.

(ii)
There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company or provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any Person. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which shareholders (or other equity holders) of the Company may vote.

(iii)	The Company does not have any Subsidiaries or branches.

(c)	Financial Statements; Internal Controls.

(i)
Section 4.2(c) of the Disclosure Schedules sets forth the audited financial statements of the Company as of and for each of the fiscal year ended December 31, 2016 and December 31, 2017, and the reviewed financial statements of the Company as of and for the ten-month period ended September 30, 2018 (collectively, the “Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with the Accounting Standards and fairly present in all material respects the financial condition and the results of operations of the Company as at and for the relevant period covered in the applicable Financial Statements.

(ii)
The Company maintains (i) books, records and accounts that reflect, in reasonable detail, the character and amount of all transactions of the Company, its assets and liabilities and such books, records and accounts are complete and accurate in all material respects and (ii) adequate and effective internal accounting controls which provide commercially reasonable assurance that (A) all assets, liabilities and transactions of the Company are accounted for in accordance with the Accounting Standards and (B) the Company has not established or maintained any unrecorded funds or accounts.

(d)
No Undisclosed Liabilities. The Company does not have any Liabilities, except (i) Liabilities that are specifically stated in the Financial Statements, or (ii) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date.

(e)
Absence of Changes. Since the Balance Sheet Date, except as set forth in Section 4.2(e) of the Disclosure Schedules, (i) the Company has conducted its business in the Ordinary Course of Business, (ii) there has been no Material Adverse Effect and (iii) there has not occurred any matter that would require the consent of Purchaser pursuant to Section 5.1 had such matter occurred after the date hereof.

(f)
Litigation. There is no Proceeding pending or, to the Knowledge of Seller, threatened against the Company (or any of its directors, officers or employees with respect to whom the Company may be obligated to indemnify for any Losses incurred as a result of any such Proceeding) or any assets or properties material to the Company.

(g)	Compliance with Laws; Governmental Approvals.

(i)
The Company has been in all material respects in compliance with all Laws applicable to the Company and its assets, and has not received any written notices or other communications from any Governmental Authority regarding any actual or possible material violation of Law.

(ii)
The Company is not a party or subject to any Order and the Company holds all Governmental Approvals that are required for the conduct of its business (including the manufacture and assembly of its products) as now being conducted, and such Governmental Approvals are valid and in full force and effect. The Company has been in compliance with all Governmental Approvals in all material respects. All such Governmental Approvals are renewable in the Ordinary Course of Business, and there is no fact, condition or circumstance that could reasonably be expected to lead to any modification, suspension, revocation or non-renewal of any of such Governmental Approvals.

(iii)
Unless otherwise disclosed in the Disclosure Schedules, none of the Company or any Associated Person of the Company, have: (i) violated, or engaged in any activity, practice or conduct which would violate, any applicable Anti-Corruption Law or AML Law; (ii) used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any unlawful bribe, rebate, payoff, influence payment, facilitation payment, kickback or other unlawful payment; or (iii) directly, or indirectly through its agents, representatives or any other Associated Person, offered, promised, paid, given or authorized payment or the giving of money or anything else of value to any Government Official or Governmental Entity for the purpose of (A) influencing any act or decision of such Government Official or Governmental Entity in his, her or its official capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties, or (B) inducing such Government Official or Governmental Entity to use his, her or its influence or position to influence any act or decision of any Governmental Entity, in either case in order to obtain or retain business for, direct business to, or secure an improper advantage for, any of Sellers or the Company.

(iv)
The Company has adopted and maintains in effect adequate policies, procedures and controls to ensure that the Company has complied and is in compliance with applicable Anti-Corruption Laws and AML Laws.

(h)
Title to Assets. The Company has good, valid and marketable title to, or has a valid leasehold, license or other similar interest in, all of its material tangible and intangible assets owned, leased or otherwise used by the Company (including, for the avoidance of doubt, the Company Owned Real Property, the Company Leased Real Property and the Company Intellectual Property, the “Company Assets”), free and clear of all Encumbrances. Such Company Assets comprise all of the material assets required by the Company to conduct its business as now being conducted and are sufficient, in all material respects, for the continued conduct of its business after the Closing in substantially the same manner as conducted prior to the Closing. There is no claim or right entitling any Governmental Authority, or other Person, to use, have access to, possess or control any of the Company Assets or any part thereof or otherwise to limit the right of the Company to use or possess any of the Company Assets in any form. The Company has obtained all requisite Governmental Approvals entitling the Company to construct, purchase, own, operate, use and dispose of the Company Assets as they are being presently used. All Company Assets are in good working order and repair (normal wear and tear excepted) and have been regularly and appropriately maintained according to appropriate technical specification, environmental, occupational health and safety rules and the terms and conditions of any applicable Contract and Law.

(i)	Real Property.

(i)	Section 4.2(i)(i) of the Disclosure Schedules sets forth an accurate and complete list of the Company Owned Real Property.

(ii)	Section 4.2(i)(ii) of the Disclosure Schedules sets forth an accurate and complete list of the Company Leased Real Property.

(iii)
With regard to each Company Lease, except as disclosed in Section 4.2(i)(iii) of the Disclosure Schedules, (i) such Company Lease is valid and effective in accordance with the terms thereof, (ii) neither the Company nor to the Knowledge of each Seller, any other party to a Company Lease is in breach thereof, (iii) to the Knowledge of each Seller, no event or circumstance has occurred or currently exists which, with notice, lapse of time or both, would become a material default by the Company or any other party thereto, and (iv) to the Knowledge of each Seller, no events or circumstances exist which may prevent or hinder (A) the renewal of such Company Lease in the Ordinary Course of Business or (B) the refund of any key money deposit upon expiration of the Company Lease.

(iv)
With regard to the land parcel located at Industrial district C3-1, C3-2, Taiping Village, Conghua City, PRC, (i) the Company has complied with the relevant procedures for the grant of the land-use right as required by applicable Laws, (ii) has complied, and is in compliance, with the relevant land-use right grant agreement (“Land-Use Right Grant Agreement”) (“国ú有Ð建¨设è用Ã地Ø使¹用Ã权¨出ö让Ã合

Ï同¬” in Chinese), including without limitation, the payment of all necessary fees relating to the land-use right (including land-use grant premiums and all applicable Taxes and expenses, if applicable) and (iii) has obtained the land-use right as well as state-owned land-use right certificate (“Land-Use Right Certificate”) (“国ú有Ð土Á地Ø使¹用Ã证¤” in Chinese) issued by the competent Governmental Authority. The Company has performed and discharged its obligations or liabilities (and there are not outstanding payments due) under or in connection with the Land Use Right Grant Agreement.

(v)
The Company has not entered into any sublease, license, option, right concession or other agreement or arrangement granting to any person the right to use or occupy any Company Owned Real Property or Company Leased Real Property or any portion thereof and the Company has not received notice from any Governmental Authority or other Person that the use and occupancy of any of the Company Owned Real Property or the Company Leased Real Property, and the conduct of its business thereon, violates in any material respects any applicable Law applicable to the construction, maintenance and use of the Company Owned Real Property or Company Leased Real Property, including, without limitation, the building codes, zoning, subdivision or other land use or similar Laws.

(vi)
There is no pending or, to the Knowledge of Sellers, threatened condemnation or eminent domain proceeding with respect to any Company Owned Real Property or Company Leased Real Property or any part thereof.

(j)	Permits.

(i)
The Company holds all material Permits which are required for the conduct of the business of the Company (including the manufacture and assembly of its products and acting as a foreign trade dealer) as it is being conducted as of the date hereof. Except as set forth in Section 4.2(j)(i) of the Disclosure Schedules, all requirements, conditions and provisions ordered by any Governmental Authority or contained in a Permit were complied with and have been fulfilled in material respects.

(ii)	No revocation relating to any Permit has been announced or to the Knowledge of Sellers threatened in writing by a Governmental Authority; and

(iii)
The Company conducts its business in compliance with all material provisions of the Permits. No capital expenditures will be required to ensure compliance by the Company with such Permits, as in force at the Closing Date.

(k)
Material Contracts. Except for the Contracts set forth in Section 4.2(k) of the Disclosure Schedules (each such Contract, a “Material Contract”), the Company is not a party to any of the following types of Contracts which are valid and effective:

(i)
Non-Competes. Any Contract containing covenants limiting or purporting to limit (or that following the Closing could limit) the freedom of the Company to compete or operate in any line of business or geographical area;

(ii)
Indebtedness; Guarantees. Any Contract with any other Person which relates to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in any single transaction or series of related transactions in excess of RMB 1 million, or the guarantee by the Company of any such obligation;

(iii)
Capital Expenditures. Any Contract (together with related Contracts) containing covenants requiring capital expenditures by the Company in any single transaction or series of related transactions in excess of RMB 1 million in any twelve (12)-month period;

(iv)	Joint Ventures. Any partnership, consortium, profit (loss) sharing or joint venture agreement;

(v)
Employment-related Contracts. Any collective bargaining agreement, trade union agreements, any other Contract with any other representatives of workers, or any indemnification agreement with any director or officer of the Company;

(vi)	Governmental Authorities. Any Contract with a Governmental Authority to which the Company is a party;

(vii)	Outsourcing Agreements. Any Contract entered into for purposes of outsourcing of the functions of the Company;

(viii)	Lease Agreements. Any Contract for lease of the Company Leased Real Property under which the security deposit exceeds RMB 1 million;

(ix)	Related Party Agreements. Any Related Party Contracts;

(x)
Consequential. Any Contract under the terms of which, as a direct result of the entry into and performance of this Agreement, (A) any other Person will be entitled to exercise any material right (including any termination or pre-emption right or other option), or (B) the Company will be in material default, where such relief, exercise or default is likely to have a material adverse effect on the Company as a whole;

(xi)
Expenditure. Any Contract (together with related Contracts) which involves, or is reasonably likely to involve, aggregate expenditure by the Company (or by the Company) in excess of RMB 5 million in any twelve (12)-month period or which obliges the Company to make any minimum purchase;

(xii)
Revenue. Any Contract (together with related Contracts) which involves, or is reasonably likely to involve, aggregate revenue for the Company in excess of RMB 5 million in any twelve (12)-month period;

(xiii)	Tax Sharing. Any tax-sharing agreement; or

(xiv)
Other Contracts. Any Contract which has an annual contract value in excess of RMB 1 million which was entered into otherwise than in the Ordinary Course of Business or which is not on arm’s-length terms.

Sellers have made available to Purchaser a true, correct and complete copy of each of the Material Contracts. Each Material Contract is valid, binding on and in full force and effect, and is enforceable against the Company and the other party thereto in accordance with its respective terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law. Neither the Company nor, to the Knowledge of each Seller, any other party to any Material Contract is in material breach of, or default under, any Material Contract and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach under any such Material Contract by the Company. No Third Party Consent (as defined in Section 5.2(e)) is required with respect to any Material Contract in connection with the Transaction.

(l)	Insurance.

(i)
Sellers have made available to Purchaser copies of all insurance certificates and coverage maintained by or otherwise relating to the Company and its properties and assets and business. All insurance policies are in full force and effect, all premiums due and payable thereunder have been paid in full, and neither the Company nor its Affiliate is in default with respect to the obligations under any such policies or has otherwise failed to comply in all respects with the terms and conditions of such policies in all material respects.

(ii)
Since the Balance Sheet Date, the Company has not received any notice of cancellation or termination or denial of coverage with respect to any insurance policies referred to in sub-paragraph (i) of this Section 4.2(l) except to the extent such policy has expired and been replaced in the Ordinary Course of Business.

(iii)
No claim has been made by, or in relation to, the Company under any such insurance policy in the last three (3) years and there are no outstanding claims related to the Company under any insurance policy or default with respect to the provisions in any such policy.

(m)	Company Benefits Plan Matters.

(i)
With respect to each Company Benefits Plan, the Company has made available to Purchaser true, complete and correct copies of each of the following, as applicable: (i) the Company Benefits Plan document, together with all amendments thereto, and (ii) all relevant regulatory approvals received from any Governmental Authority.

(ii)
With respect to each Company Benefits Plan, it has been, in all material respects, established, operated and maintained in accordance with its terms and in compliance with applicable Laws. With respect to each Company Benefits Plan that is intended to be, or required by applicable Law to be, funded and/or book-reserved, such plan is funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and to the extent no funding is required under applicable Law, adequate accruals under applicable accounting principles are reflected in the Financial Statements.

(iii)	The Company provides each Company Employee with all compensation and benefits, the key aspects of which are set out in Schedule E.

(iv)
Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated thereunder will (either alone or together with any other event, contingent or otherwise, including a termination of employment or service) (i) entitle any current or former employee, director, officer or independent contractor of the Company to any payment (other than severance pay required by any applicable Law or severance pay pursuant to the internal regulations of the Company), or (ii)

accelerate the time of funding, payment or vesting, or increase the amount of, any compensation or benefits due to any such employee, director, officer or independent contractor.

(n)	Employee Matters.

(i)
The Company is not a party to any collective bargaining agreements. For the last three (3) years, the Company has not experienced any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

(ii)
The Transaction will not give rise to any obligations to obtain consent from any labor union, works council or other employee representative bodies representing all or any category of employees of the Company.

(iii)
The Company is, and for the last three (3) years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, employee classification, reduction in force, dispatched employment, unemployment compensation benefits and occupational safety and health. Except as disclosed in Section 4.2(n) of the Disclosure Schedules, no Proceedings relating to non-compliance with the foregoing have been brought in the last three (3) or are pending or, to the Knowledge of each Seller, are threatened.

(iv)
There is no amount that is past due and owing by the Company to any of the current or former directors, officers, employees or independent contractors of the Company (including, without limitation, any salary, bonus, overtime allowance, severance pay, unused leave compensation, social insurance, housing fund or any other compensation or benefit).

(o)
Intellectual Property. Each Company Intellectual Property is subsisting, valid and enforceable. The Company (i) owns all right, title and interest in and to each item of or otherwise have valid right to use all Company Intellectual Property, free and clear of all Encumbrances or (ii) has the valid right, free and clear of any Encumbrances, to use all the Intellectual Property used in, or otherwise necessary for, the conduct of the business of the Company. Neither the Company nor its operation of its business infringes, misappropriates, dilutes or otherwise violates, nor has it infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any third party. The Company has taken all commercially reasonable measures to protect the secrecy, confidentiality and value of all trade secrets, and there has not been any material unauthorized disclosure of any such trade secrets. There has been no material failure or other material substandard performance of any Company’s IT Systems that has caused any material disruption to its business. There has been no material unauthorized intrusion or breach of the security of the Company’s IT Systems, nor any material loss of data.

(p)	Taxes.

(i)
(A) All Tax Returns of the Company that are required to be filed on or before the Closing Date have been or will be timely filed on or before the Closing Date with the appropriate Tax Authorities in the manner required by applicable Laws, (B) all such Tax Returns are or will be true and complete when filed, (C) all Taxes due (whether or not shown or required to be shown on a Tax Return) have been or will be timely paid when due, (D) all deficiencies asserted or assessments made prior to the Closing Date by the relevant Tax Authority in connection with any Taxes have been or will be timely paid on or before the Closing Date (except for Taxes that are being contested in good faith);

(ii)
No issue that has been raised by the relevant Tax Authority in connection with any such Tax Return is currently pending, and there is no Proceeding or audit now in progress or pending against the Company with respect to any Tax;

(iii)
The Company is not party to or bound by any Tax indemnity agreement, Tax allocation agreement or Tax sharing agreement (except, in each case, any agreement entered into in the Ordinary Course of Business and not primarily related to Taxes);

(iv)	The Company has properly withheld and paid to the relevant Tax Authority all Taxes required to have been withheld and paid with respect to third parties; and

(v)	No agreement or document extending the period of assessment or collection of any Tax payable by the Company is currently in effect, and the Company has not consented to any such extension.

(q)
Environmental Matters and Production Safety. The Company has obtained and holds all Permits in respect of the design, construction and operation of its environment protection facilities and production safety. The Company is currently in compliance with, and has complied with, all such Permits and applicable Environmental Laws in all material respects. There is no pending or, to the Knowledge of Sellers, threatened Proceedings, notice of noncompliance or information request, in each case seeking to impose, or that would result in the imposition of, any material liability on the Company arising under any Environmental Law or arising from the release or presence of or exposure to Hazardous Substances. There has been no release or presence of or exposure to any Hazardous Substance, whether on or off the property currently or formerly owned or operated by the

Company, that would reasonably be expected to result in material liability or a requirement for notification, investigation or remediation by the Company under any Environmental Law. No capital expenditures will be required to ensure compliance by the Company with any requirements under any Environmental Law, as in force at the Closing Date.

(r)
Related Party Transactions. Except as disclosed in Section 4.2(r) of the Disclosure Schedules and the Intercompany Loan Agreements, no Seller Party (a) owns any asset, properties or rights, tangible or intangible, used in its business of the Company, (b) initiated or, to the Knowledge of Sellers, threatened to bring any Proceedings against the Company, (c) provides goods or services to, or receives goods or services from, the Company, (d) owes any Indebtedness to, is owed any Indebtedness by, has guaranteed or provided other credit support in respect of any Indebtedness of, or owes any Indebtedness guaranteed by the Company or secured by any assets of the Company, or (e) is engaged in any other transaction with the Company. All Contracts entered into between the Company, on the one hand, and any Seller Party, on the other hand (each of the foregoing, a “Related Party Contract”) were entered into in the Ordinary Course of Business and upon terms no less favorable to the Company than would reasonably be expected to be obtainable in a comparable arm’s-length transaction with a Person that is not a Seller Party in accordance with the relevant transfer pricing policies. A true, correct and complete copy of each Related Party Contract has been made available to Purchaser.

(s)
Suppliers. Section 4.2(s)(i) of the Disclosure Schedules sets forth a list of the top twenty (20) suppliers (each, a “Material Supplier”) of the Company during the last full fiscal year. Except as disclosed in Section 4.2(s)(ii) of the Disclosure Schedules, no Material Supplier has notified the Company or each Seller that it intends to discontinue or materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, its business relationship with its business or the Company. To the Knowledge of each Seller, no events or circumstances exist which may reasonably cause any Material Supplier to discontinue or materially decrease the rate of, or materially and adversely change the terms (whether with respect to payment, price or otherwise) with respect to, its business relationship with the Company or its business.

(t)
Inventory. All inventory material for the business conducted by the Company is of a quality and quantity usable and salable in the Ordinary Course of Business as of the Closing Date, except for obsolete or slow-moving inventory and items of below-standard quality, all of which have been written off or written down to net realizable value to the extent required by the policy of the Company described in Section 4.2(t) of the Disclosure Schedules.

(u)
Insolvency. There has been no petition in bankruptcy, insolvency or reorganization filed against the Company or the Company’s going into receivership or otherwise becoming insolvent, or any analogous event. The Company is not in liquidation and no order has been made or effective resolution passed for the liquidation or winding up of the Company.

(v)
Accuracy of Information. To the Knowledge of Sellers, all written information which was disclosed to Purchaser or its advisors in the Disclosure Schedules and the due diligence materials have been, taken as a whole, correct and complete and there are no circumstances that were not disclosed in the Disclosure Schedules and the due diligence materials that would make the information as disclosed as at the date of this Agreement and as of the Closing Date false or misleading.

4.1	Representations and Warranties of Purchaser.
Purchaser hereby represents and warrants to each Seller that the statements contained in this Section 4.3 are correct as of the date hereof and as of the Closing Date (or, if made as of a date specified below, as of such date).

(a)
Organization and Existence; Authorization. Purchaser is duly organized and validly existing under the Laws of the jurisdiction of its organization, and has requisite power and authority required to conduct its business as it is now being conducted. Purchaser has full authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and the execution and delivery by Purchaser of this Agreement, the performance of its obligations hereunder, and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except insofar as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, special liquidation, fraudulent conveyance, or other similar Laws affecting the enforcement of creditors’ rights generally.

(b)
Absence of Conflicts; No Consents. Neither the execution, delivery and performance of this Agreement, nor the Transaction, will contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Purchaser, or (ii) any Law applicable to Purchaser. Other than the Purchaser Required Approvals, no Governmental Approval or consent or approval by or notification to any Person is required to be obtained by each Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(c)	Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser that prohibits or restricts the Transaction.

(d)
No Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser or any of its Affiliates in connection with the Transaction for which the Company will incur any liability.

(e)
Sufficiency and Legitimacy of Funds. As of the Closing Date, Purchaser will have sufficient and legitimate immediately available funds to make all payments required to be made under or in connection with this Agreement, including the payment of the Purchase Price, in each case when such payments become due.

ARTICLE V
COVENANTS

5.1.	Conduct of Business.
From and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, except for actions permitted or contemplated herein or as required by Law, each Seller shall cause the Company to conduct its business in the Ordinary Course of Business and shall cause the Company not to take any of the following actions in connection with the operation of the business of the Company without the consent of Purchaser, such consent not to be unreasonably delayed, withheld, or conditioned:

(a)	amend any Organizational Documents of the Company;

(b)	merge or consolidate with or into any other Person, dissolve or liquidate;

(c)
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or property, with respect to any capital stock or other equity or ownership interest in the Company or enter into any agreement with respect to the voting of the capital stock of the Company;

(d)
take any action that would require unanimous approval by all directors of the Company, except for those resolutions that may be required to effectuate and carry out the terms and conditions of this Agreement;

(e)	make any change in accounting methods, policies, principles or procedures, other than as required by Law, as then in effect;

(f)
(A) accelerate, terminate, cancel, renew, amend, grant a waiver under or otherwise modify any Material Contract or (B) enter into any Contract that would constitute a Material Contract if in effect as of the date hereof, in each case other than in the Ordinary Course of Business;

(g)	make any loans, advances or capital contributions to or investments in any Person in excess of RMB 1 million, other than in the Ordinary Course of Business;

(h)	incur, assume or guarantee any Indebtedness or liability of any Person, other than in the Ordinary Course of Business;

(i)
authorize for issuance, issue, sell, grant, pledge, deliver or agree or commit to issue, sell, grant, pledge or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any registered capital or any other securities convertible or exchangeable into or exercisable for any registered capital of the Company, or amend any of the terms of any such securities;

(j)	sell or lease, transfer or otherwise dispose of any of assets having a value exceeding RMB 1 million, other than in the Ordinary Course of Business;

(k)
make any capital expenditures in any single transaction in excess of RMB 1 million, or series of related transactions in excess of RMB 2 million in the aggregate, other than in the Ordinary Course of Business;

(l)	commence, dismiss or settle, pay or discharge, consent to any non-monetary relief in connection with of any material Proceeding;

(m)
hire, engage, transfer, terminate the employment or services of (except for cause as determined by the Company in good faith consistent with past practice) or promote any (A) employee at the director level or above or individual who has an annual compensation greater than RMB 1 million, or (B) other than in the Ordinary Course of Business, any independent contractor or employee not described in clause (A) above;

(n)
increase salary, bonus or other compensation or benefit of employees or other equivalent change of employment terms, or grant or commit to severance pay, special bonus, special employee benefits or other similar or equivalent amount or consideration, except for (i) as required by Law or the Company Benefits Plan, or (ii) payment of retention bonus to certain employees prior to the Closing provided that the Sellers shall fully indemnify and reimburse, or cause to be indemnified and reimbursed, the Company prior to the Closing such retention bonus made by the Company;

(o)	acquire any corporation, partnership or other business organization or division or business unit or material asset thereof or any equity interest therein;

(p)
make, change, or rescind any material election relating to Taxes unless otherwise required by Law, amend any Tax Return, surrender any material right or claim to a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Returns or claims for taxes; or

(q)	enter into any Contract or arrangement to do any of the foregoing.

5.2.	Best Efforts; Cooperation and Assistance.
The Parties agree as set forth below with respect to the period between the date hereof through the Closing Date.

(a)
Each Seller and Purchaser shall use their reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate and make effective, in compliance with all of the terms of this Agreement, the transactions contemplated hereby (including satisfaction, but not waiver, of the conditions precedent which it is responsible for or otherwise in control of, as set forth in Article VI below) as soon as possible but no later than the Long-Stop Date.

(b)
Subject to Section 5.2(c), Purchaser shall use its reasonable best efforts to give any notices to, make any filings with, and obtain, as soon as practicable, any Governmental Approvals for which it is solely responsible and, to the extent necessary, each Seller shall use its reasonable best efforts to assist Purchaser in respect of the foregoing. Subject to and conditional upon the execution of the Avon Asia Escrow Agreement and the Avon China Escrow Agreement in accordance with Section 5.2(d), each Seller shall use its reasonable best efforts to give any notices to, make any filings with, and obtain, as soon as practicable, any Governmental Approval for which it is solely responsible or jointly responsible with Purchaser and, to the extent necessary, Purchaser shall use its reasonable best efforts to assist each Seller in respect of the foregoing. Without limiting the generality of the foregoing, each Party shall (i) cooperate with each other and file an application for obtaining the Purchaser Required Approvals as soon as practicable after the date hereof, (ii) respond promptly to inquiries from any applicable Governmental Authority in connection with such filings, including providing any supplemental information that may be requested by such Governmental Authority and (iii) reasonably update each other of the status of progress of such filing.

(c)
Subject to and conditional upon the execution of the Avon Asia Escrow Agreement and the Avon China Escrow Agreement in accordance with Section 5.2(d), each Seller shall immediately and cause the Company to immediately, and, with respect to the procedures, applications and filings that need to be undertaken by Purchaser, Purchaser shall, immediately proceed with any and all procedures, applications and filings for the SAMR Registration (which shall be made as one single filing to effectuate the transfer of Sale Equity, and for which

Sellers and Purchaser shall enter into a separate standard form Equity Purchase Agreement substantially in the form attached hereto as Exhibit 5 (the “Local EPA”)), and MOFCOM Filing, and update the foreign exchange registration of the Company and, if applicable, and set up the Asset Realization Account at bank with authorization from such competent foreign exchange authority, and to execute and deliver agreements, instruments and certificates as necessary to accomplish such procedures. In the event of any conflict between the provisions under this Agreement and the Local EPA, the provisions hereunder shall prevail. Each Party shall, and Sellers shall cause the Company to, promptly provide such documents, duly executed on behalf of the respective Party and/or the Company, as applicable, as well as other business information and data that is necessarily required from such Party and/or the Company, as applicable, to complete the transfer procedures, including obtaining the Governmental Approvals as required for the consummation of this Transaction.

(d)
As soon as practicable after the date of this Agreement but no later than one (1) month after the date hereof, the Parties shall negotiate in good faith and enter into the Avon Asia Escrow Agreement and the Avon China Escrow Agreement.

(e)
From and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, each Seller shall, and shall cause the Company to, use its and their commercially reasonable efforts, obtain, prior to the Closing, all consents and approvals from any Person other than a Governmental Authority that may be required in connection with the Transaction (including any counterparty to a Material Contract under which such counterparty will become entitled to terminate it as a result of the Transaction or which require the consent of such counterparty in connection with the Transaction) (the “Third Party Consent”).

(f)	Each of Sellers shall use its reasonable best efforts for the Company to renew the New Avon MSA and shall provide full cooperation in connection therewith as reasonably requested by Purchaser.

(g)
From and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, each Seller shall give prompt notice to Purchaser and Purchaser shall give prompt notice to each Seller of (i) any representation or warranty made by it contained in this Agreement becoming inaccurate and (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement within the time contemplated hereby.

5.3.	Access and Information.
From the date of this Agreement until the Closing, each Seller shall, upon reasonable advance notice from Purchaser to Sellers, cause the Company to provide Purchaser and its advisors with reasonable access during normal business hours in a manner not detrimental to the Company’s business to all information, properties and assets and personnel of the Company relevant to the Company, its business and the Transaction, and shall cause the Company to provide to Purchaser such information and data in respect thereof as Buyer may reasonably request.

5.4    Replacement of Directors.
On or prior to the Closing, each Seller shall procure that each of the directors of the Company listed in Schedule D resign from their respective positions, effective as of the Closing Date by executing the resignation letter in the form attached hereto as Exhibit 5.4(a), which duly executed form shall be delivered to Purchaser on or prior to the Closing.

5.5    No Shop.
Until the earlier of the termination of this Agreement and the Closing, each Seller shall not, and shall cause its Affiliates (including, prior to the Closing, the Company) not to, directly or indirectly, (i) solicit any inquiries or proposals, or enter into any discussions, negotiations, understandings, arrangements or agreement, relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Sale Equity or the material assets or business of the Company to any Person other than Purchaser or its Affiliates (any such inquiry, proposal, discussion, negotiation, understanding, arrangement or agreement, an “Acquisition Proposal”) or (ii) furnish to any Person any information or access to the books and records in connection with, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person to effectuate or propose an Acquisition Proposal.

5.6    Confidentiality; Public Announcements.

(a)
    For three (3) years after the date hereof, each of the Parties shall maintain in confidence, and shall cause their respective directors, officers, employees, agents, and Affiliates to maintain in confidence, and not use for any purpose other than the consummation of the Transaction or the exercise of rights or performance of obligations hereunder, any information obtained in confidence from the other Party pursuant to this Agreement, except to the extent that (i) such information was already known to the receiving Party at the time of disclosure, (ii) such information was disclosed to the receiving Party by others not bound by a duty of confidentiality, (iii) such information was already publicly available at the time of the disclosure or subsequently becomes publicly available through no fault of the receiving Party, (iv) the use of such information is necessary or appropriate in order for such Party to comply with this Agreement, (v) the use or disclosure to New Avon of such information is necessary or appropriate in order for Purchaser to conduct discussions or negotiations with New Avon in connection with the renewal of the New Avon MSA or execution of a new manufacturing and supply agreement with New Avon, or (vi) the furnishing or use of such information is required by Laws (including reporting obligations under U.S. and Korean securities Laws) or in connection with a Proceeding, provided that, for the purpose of the Form 10-K disclosure with the U.S. Securities and Exchange Commission, Sellers shall cause a confidentiality treatment request to be filed if requested by Purchaser and Avon’s legal counsel can reasonably show that disclosure would present a business harm. Notwithstanding the foregoing, after the Closing, Purchaser shall not owe any confidentiality obligation set forth in this Section 5.6(a) in respect of information relating to the Company, and each Seller shall maintain in confidence, and shall cause its respective directors, officers, employees, agents, and Affiliates to maintain in confidence, and not use for any purpose other than the exercise of rights or performance of obligations under this Agreement, any information relating to the Company until the date that is the three (3) year anniversary of the date hereof.

(b)
Each Party shall also maintain the terms of this Agreement and the Transaction in confidence, and shall cause its directors, officers, employees, agents and Affiliates to maintain the same in confidence, except for any press releases agreed by the Parties in writing, and except to the extent that (i) the Parties otherwise agree so in writing, or (ii) the furnishing or use of such information is required by Law (including reporting obligations under U.S. and Korean securities laws) or in connection with a Proceeding applicable to or involving such Party or its Affiliates.

(c)
Notwithstanding Section 5.6(a) and (b), the Parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Transaction, and neither Party shall issue any press release or make any public statement prior to obtaining the other Party’s written approval, except that no such approval shall be necessary to the extent disclosure may be required by applicable Laws on the condition that prior to such disclosure the disclosing Party provides the other Party with the draft of such press release or public statement reasonably in advance, consults with the other Party about their content, and endeavors to obtain the other Party’s consent for such disclosure.

(d)
For the avoidance of doubt, the Confidentiality and Non-Disclosure Agreement, dated August 16, 2018, between Avon Products Inc. and Purchaser shall be terminated as of the date hereof, and neither party thereto shall have any liability or further obligation to the other party thereunder.

5.7    Employee Retentions.
Purchaser shall cause the Company to continue the employment of all Company Employees, effective immediately upon the Closing and for a period of at least one (1) year from the Closing Date, except where the employment of a Company Employee is terminated by such Company Employee, or by the Company for gross misconduct of such Company Employee in accordance with the applicable labor Laws and any applicable labor contract with such Company Employee. As of the Closing Date and for a period of at least one (1) year thereafter, Purchaser shall cause the Company to provide each Company Employee with compensation and employee benefits (including but not limited to the social security, the housing provident fund, and health insurance) that are no less favorable than the compensation and benefits provided to each such Company Employee immediately prior to the Closing, the key aspects of which are set out in Schedule E, except where the change of compensation and employee benefits is made in accordance with the applicable labor Laws or is agreed upon by the Company Employee.

5.8    INTENTIONALLY OMITTED.

5.9    Related Party Contracts; Transitional Agreements.
On or prior to the Closing, each Seller shall, and shall cause the relevant Seller Parties to:

(a)
terminate each of the Related Party Contracts (which, for the avoidance of doubt, does not include the New Avon MSA and the Manufacturing and Supply Agreement), except for those otherwise specifically provided in this Agreement, as of the Closing Date, on terms and conditions that release the Company from all past or future Liabilities or obligations from and after the Closing Date and deliver to Purchaser written evidence of such termination reasonably satisfactory to Purchaser; provided, however, that each Seller shall and shall cause the relevant Seller Party to extend the contract term of each of the Related Party Contracts otherwise agreed upon among the Parties prior to the Closing which are necessary for the Company to conduct its business as currently being conducted (including, for the avoidance of doubt, performance of its obligations under the Manufacturing and Supply Agreement) (the “Surviving Contracts”) with the same terms and conditions contained therein so that such agreements will expire (subject to renewal based on mutual agreement of the parties thereto) six (6) months after the Closing Date; and

(b)
if requested by Purchaser, enter into, or cause to be entered into, a transitional services agreement in form and substance reasonably requested by Purchaser and acceptable to Sellers, that is necessary for the stand-alone operations of the Company on and after the Closing.

5.4.	Non-Competition; Non-Solicitation.

(a)
From the Closing Date until the date that is five (5) years after the Closing Date, each Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Purchaser, directly or indirectly, (i) hire or solicit for employment any officer or employee of the Company or (ii) induce or encourage any such officer or employee to no longer be employed by the Company; provided, however, that nothing in this ýSection 5.10(a) shall prohibit each Seller or any of its Affiliates from engaging in general solicitations to the public or general advertising not targeted at employees of the Company.

(b)
From the Closing Date until the date that is five (5) years after the Closing Date, Purchaser shall not, and shall cause its Affiliates not to, without the prior written consent of Sellers, directly or indirectly, (i) hire or solicit for employment any officer or employee of any of Sellers or Avon Beauty & Cosmetics Research and Development (Shanghai) Co., Ltd. (“Avon R&D”) or (ii) induce or encourage any such officer or employee to no longer be employed by any of Sellers or Avon R&D; provided, however, that nothing in this ýSection 5.10(b) shall prohibit Purchaser or any of its Affiliates from engaging in general solicitations to the public or general advertising not targeted at employees of any of Sellers or Avon R&D.

(c)
From the Closing Date until the date that is five (5) years after the Closing Date, each Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Purchaser, directly or indirectly, (i) engage in the Competing Business anywhere in the Restricted Territory, or (ii) control (including as a joint venture partner, agent, representative, consultant or lender) any Person that engages directly or indirectly in the Competing Business in the Restricted Territory. For purposes of this Agreement, (A) “Competing Business” means the manufacturing of cosmetic products and (B) “Restricted Territory” means PRC. For the avoidance of doubt, any of Sellers or its Affiliates’ engagement with any contract manufacturer in the PRC for the manufacture and supply of cosmetic products shall not be restricted by this Section 5.10(c).

(d)
The Parties accept and agree that the provisions of this Section 5.10 are necessary to protect the legitimate business and proprietary interests of the Company and of Purchaser after the Closing Date and that their terms and conditions (including the scope, duration and geographical areas of restriction) are fair and reasonable. It is the intention of the Parties that if any restriction or covenant contained in this Section 5.10 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Laws, or in any way construed to be too broad or to any extent invalid, such restriction or covenant shall not be construed to be null, void and of no effect, but valid and enforceable to the maximum extent permitted under the applicable Laws, and a court of competent jurisdiction or the arbitral tribunal shall construe and interpret or reform this ýSection 5.10 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions that would be valid and enforceable under such applicable Laws.

5.11     Return Filing After Closing.
At least ten (10) Business Days prior to the filing by the Company of the annual Tax Return for Company’s corporate income tax for the fiscal year ended on December 31, 2018 (the “2018 Annual Return”), Purchaser shall provide the draft 2018 Annual Return to Sellers and Sellers shall be entitled to review and provide their comments on the 2018 Annual Return prior to the filing thereof. Purchaser shall use its commercially reasonable efforts to reflect such comments from Sellers in the 2018 Annual Return.

5.12    Manufacturing and Supply Agreement.
Purchaser hereby undertakes to use its commercially reasonable efforts to procure the due performance by the Company of any and all its obligations under the Manufacturing and Supply Agreement after the Closing.

5.13    Use of Company Name.
From the Closing Date until the date that is five (5) years after the Closing Date, each Seller shall grant or cause to be granted to the Company a limited non-exclusive, non-transferable, non-sublicenseable, fully paid up and royalty free license to maintain and use the current name of the Company (i.e., Avon Manufacturing (Guangzhou), Ltd. in English and “广ã州Ý雅Å芳¼制Æ造ì有Ð限Þ公«司¾” in Chinese) (the “Company Name”) solely to the extent necessary for the Company (i) to use by the Company as its corporate name for purposes of identifying the Company, (e.g. as letterhead in written correspondence, in contact information included in email signatures or directories, as signage in and around the Facility, etc.), provided that such identification does not serve as an advertisement or promotion for any product or service; and (ii) solely with respect to beauty and personal care products manufactured by the Company for Seller Parties or New Avon, or for Purchaser (a subsidiary of LG Household & Health Care) or its Affiliates, where required by Law (e.g. the statement “Manufactured by Avon Manufacturing (Guangzhou), Ltd.”, and the like). Without prejudice to the foregoing, Purchaser undertakes to and shall procure the Company to refrain from using the Company Name on any beauty, personal care, or cosmetic products or packaging therefor manufactured, directly or indirectly, for any entity other than Seller Parties, New Avon, Purchaser or its Affiliates. For the purpose of the arrangement set forth in this Section 5.13, the License Agreement shall be granted or cause to be granted by Seller to the Company before Closing.

ARTICLE VI
CONDITIONS PRECEDENT

6.1.	Conditions Precedent to the Obligations of each Seller to Sell the Sale Equity.
The obligation of each Seller to sell the Sale Equity at the Closing is subject to the fulfillment to the satisfaction of each Seller, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by each Seller:

(a)
    No Injunction. No Law or Order shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of the Transaction or any part thereof.

(b)
Governmental Approvals. All requisite Governmental Approvals (including the Purchaser Required Approvals) required to have been obtained prior to the Closing shall have been obtained without any condition (through the expiration of any applicable waiting period or otherwise).

(c)
Representations and Warranties. The representations and warranties of Purchaser in Section 4.3 shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be as of such date).

(d)
    Performance. Purchaser shall have performed, satisfied and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing Date.

(e)	Escrow Agreement. Each of the Avon Asia Escrow Agreement and Avon China Escrow Agreement shall have been entered into by and among the parties thereto.

6.2.	Conditions Precedent to the Obligations of Purchaser to Purchase the Sale Equity.
Purchaser’s obligation to purchase the Sale Equity at the Closing from each Seller is subject to the fulfillment to the satisfaction of Purchaser on or prior to the Closing Date of the following conditions, any of which may be waived in writing by Purchaser:

(a)
    No Injunction. No Law or Order shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of the Transaction or any part thereof.

(b)
Governmental Approvals. All requisite Governmental Approvals (including the Purchaser Required Approvals) required to have been obtained prior to the Closing shall have been obtained without any condition (through the expiration of any applicable waiting period or otherwise).

(c)
    Representations and Warranties. The representations and warranties of each Seller in Sections 4.1 and 4.2 shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be as of such date).

(d)
    Performance. Each Seller shall have performed, satisfied and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by each Seller at or prior to the Closing Date.

(e)	Escrow Agreement. Each of the Avon Asia Escrow Agreement and Avon China Escrow Agreement shall have been entered into by and among the parties thereto.

(f)	Manufacturing and Supply Agreement. The Manufacturing and Supply Agreement shall be in full force and effect as from the Closing Date without being amended or terminated as of the Closing Date.

(g)	License Agreement. The License Agreement shall have been entered into by and between the parties thereto.

(h)	No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(i)	Reimbursement of Retention Bonus. The Company shall have been fully reimbursed of any retention bonus paid in accordance with Section 5.1(n).

ARTICLE VII
INDEMNIFICATION

7.1.	Indemnification.

(a)
    From and after the Closing, Purchaser agrees to indemnify, defend and hold harmless each Seller and its Affiliates, shareholders, directors, officers, employees, agents and advisors (the “Seller Indemnified Parties”) from and against any and all Losses that are actually incurred by such Seller Indemnified Parties as a result of or in connection with any inaccuracy in or breach of any of the representations and warranties made by Purchaser in Section 4.3 of this Agreement or any breach of, or failure by Purchaser to perform any of Purchaser’s covenants, agreements or other obligations contained in this Agreement.

(b)
    From and after the Closing, Sellers agree to, jointly and severally, indemnify, defend and hold harmless Purchaser and its Affiliates, shareholders, directors, officers, employees, agents and advisors (including, for the avoidance of doubt, the Company after the Closing) (the “Purchaser Indemnified Parties”) from and against any and all Losses that are actually incurred by such Purchaser Indemnified Parties as a result of or in connection with any inaccuracy in or breach of any of the representations or warranties made by any Seller in Sections 4.1 or 4.2 in this Agreement or any breach of, or failure by any Seller to perform any of Sellers’ covenants, agreements or other obligations contained in this Agreement.

7.2.	Survival of Claims.
Any claims pursuant to Section 7.1(a) or (b) with respect to any inaccuracy in or breach of any of the representations or warranties made by each Seller or Purchaser, as applicable, shall survive for a period of 24 months from the Closing Date, provided, however, that, any claims pursuant to Section 7.1(a) or (b) as a result of or in connection with (i) any inaccuracy in or breach of any of the representations or warranties contained in Section 4.2(m) (Company Benefits Plan Matters), Section 4.2(n) (Employee Matters), Section 4.2(p) (Taxes) and Section 4.2(q) (Environmental Matters) shall survive until the expiration of the relevant statute of limitations, (iii) any inaccuracy in or breach of any of the representations or warranties contained in Sections 4.1(a), (b), (c), (d) or (e), 4.2(a) or (b), 4.3(a), (b), (c) or (d) (the “Fundamental Representations”) shall survive until the expiration of the relevant statute of limitations, and (iv) any breach of any covenants or other agreements contained in this Agreement shall survive the Closing for a period of 24 months after the expiration of the period during which such covenants or agreements are to be performed.

7.3.	Limitations on Liability.

(a)
    Sellers shall not be exempted from liability for breach of their representations and warranties or any covenants, agreements or other obligations under this Agreement by reason of Purchaser’s knowledge of such breach, whether through the access to information under Section 5.3 or otherwise.

(b)
For any claims against Sellers or Purchaser from whom indemnification is sought (the “Indemnifying Party”), as the case may be, pursuant to Section 7.1(a) or Section 7.1(b), other than any claims arising out of or based on (i) any breach of the Fundamental Representations or any of the representations or warranties contained in Section 4.2(p)(Taxes), (ii) any breach or failure to perform any of the covenants, agreements or obligations contained in this Agreement (including the Purchaser’s obligation to pay the Purchase Price) or (iii) fraud or willful misconduct, by such Indemnifying Party, the indemnification obligations of the Indemnifying Party in the aggregate shall not exceed fifteen percent (15%) of the Purchase Price; notwithstanding the foregoing, in no event shall the aggregate indemnification obligation of Sellers in relation to all claims exceed the Purchase Price. With respect to any claims against any Indemnifying Party for breach of any of its representations and warranties hereunder other than the Fundamental Representations or any of the representations or warranties contained in Section 4.2(p)(Taxes), such Indemnifying Party shall not be liable (x) for any individual occurrence, event, circumstance, act or omission where the Loss resulting therefrom is less than RMB 1 million (the “De Minimis”) and (y) for any Losses unless the aggregate amount of all Losses (it being understood that any such individual claims for amounts less than the De Minimis shall be ignored in determining whether the Aggregate Basket Amount has been exceeded) of the Indemnifying Party exceeds three percent (3%) of the Purchase Price (the “Aggregate Basket Amount”), in which case the Indemnifying Party shall be liable for all such Losses including the amount constituting the Aggregate Basket Amount.

(c)
In calculating the amount of any Losses payable to an Indemnified Party hereunder, the amount of the Losses (i) shall not be duplicative of any other Loss for which an indemnification claim has been made, (ii) shall be computed net of any amounts actually recovered by such Indemnified Party (the “Third Party Indemnification Amount”) under any other indemnification agreements, understanding or similar arrangements other than this Agreement with respect to such Losses, and (iii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Losses and (iv) shall be computed net of any tax benefit actually realized by the Indemnified Party (or any of its Affiliates) with respect to such Loss for the taxable year of such Loss, as calculated on a with and without basis.

(d)	Notwithstanding anything in this Agreement to the contrary, neither Party shall be liable to the other Party for any consequential, indirect, special, punitive or incidental damages.

7.4.	Claims for Indemnification.

(a)
    Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (a “Third Party Claim”) shall be made in accordance with this Section 7.4(a). An Indemnified Party shall give prompt written notification (not more than thirty (30) calendar days after becoming aware of any third party claim) (a “Third Party Claim Notice”) to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a Third Party Claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party; provided, however, that if the Indemnified Party fails to provide the Indemnifying Party with such notice in a timely manner, or in reasonable detail to apprise the Indemnifying Party of the nature of such Third Party Claim, in each case taking into account the facts and circumstances with respect to such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party to the extent that the Indemnifying Party's position is prejudiced as a result thereof, but for the avoidance of doubt then only to the extent of such prejudice.. Such Third Party Claim Notice shall include a description in reasonable detail, to the extent known or on hand at the time, of the facts constituting the basis for such third-party claim, documents reasonably evidencing the existence and material contents of the Third Party Claim and the amount of the Losses claimed. At any time after delivery of such Third Party Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party within 14 calendar days of its receipt of the Third Party Claim Notice, assume control of the defense of such action, suit, proceeding or claim by acknowledging its indemnification obligations as provided in this Article VII in writing to the Indemnified Party; provided, however, that the Indemnifying Party shall not be permitted to assume control of the defense if the Third Party Claim involves a claim for non-monetary relief against the Indemnified Party. If the Indemnifying Party does not assume control of such defense or fails to give a written notice to assume control of such defense within the 14-day period, then the Indemnified Party shall have the right to defend or prosecute such Third Party Claim on its own and settle, compromise or discharge such Third Party Claim at its sole direction, and the Indemnifying Party shall remain liable for any Losses resulting therefrom to the extent that such Losses are subject to indemnification in accordance with this Article 7. Neither any Seller nor Purchaser shall take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

(b)
    Procedure for Claims. In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify in detail the legal basis for and the underlying facts of such Direct Claim. For the avoidance of doubt, the Parties agree and understand that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 7.2. In case the Indemnifying Party disputes the liability asserted under such Direct Claim, the Indemnifying Party shall send a notice of such dispute to the Indemnified Party within thirty (30) days following its receipt of such Notice of Claim. In the event the Indemnifying Party disputes its liability with respect to such Direct Claim as provided above, as promptly as possible, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement or otherwise pursuant to an enforceable decision or award rendered in accordance with Section 9.4 in respect of such dispute) and, within ten (10) Business Days following the final agreement between the Parties or the date of an enforceable decision or award rendered in accordance with Section 9.4 with respect to the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

7.5.	Indemnification Procedures for Tax Claims

(a)
If a Tax Claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to any Indemnified Party pursuant to Section 7.1, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Tax Claim. If the Indemnified Party fails to provide the Indemnifying Party with notice of a Tax Claim for which the Indemnifying Party may be liable under Section 7.1 within a sufficient period of time to allow the Indemnifying Party to effectively contest such Tax Claim, or in reasonable detail to apprise the Indemnifying Party of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Indemnifying Party shall not be liable to any Indemnified Party to the extent that the Indemnifying Party's position is prejudiced as a result thereof, but for the avoidance of doubt then only to the extent of such prejudice.

(b)	Sellers shall control all proceedings taken in connection with any Tax Claim (including selection of counsel).

(c)
All written communications pertaining to any Tax Claim relating to Taxes of the Company for a Pre-Closing Tax Period or a Straddle Period which are transmitted to or received from the relevant Tax Authority by Purchaser shall be copied to Sellers as soon as reasonably practicable after such communications have been so transmitted to or received by Purchaser.

(d)
Notwithstanding the above Section 7.5(b) and (c), for any Tax Claim relating to Taxes of the Company for a Pre-Closing Tax Period or a Straddle Period, Sellers shall have the right to control all proceedings taken in connection with any such Tax Claim (including in respect of the selection of counsel) and, in furtherance thereto, Purchaser shall take such action and procure that the Company shall, at Sellers’ sole cost and expense (such cost and expense to only include reasonable third party costs and expenses properly incurred by the Company) take such action as Seller may promptly by written notice to Purchaser request to dispute, resist or compromise such liabilities, costs, damages, Taxes, Losses or expenses; provided, however, that Purchaser (and counsel of its own choosing) shall have the right to participate fully in all aspects of the prosecution or defense of any Tax Claim relating to a Straddle Period, at Purchaser's sole expense and Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Claim which would adversely affect the liability for Taxes of Purchaser or the Company for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation, or the reduction of loss or credit carryforwards) without the prior consent of Purchaser, which shall not be unreasonably withheld or delayed.

(e)
Purchaser shall (and will be entitled to procure that the Company shall) be at liberty without reference to Seller to admit, compromise or otherwise deal with any Tax Claim after the service of a notice in writing on Purchaser by Sellers stating that Sellers consider that the Tax Claim should no longer be resisted.

(f)
Purchaser shall and shall procure that the Company shall cooperate with Sellers in contesting any Tax Claim, which cooperation shall include the retention (and upon Sellers' reasonable request) of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim, in each case at Sellers’ sole expense.

(g)
Notwithstanding anything to the contrary in this Section, Purchaser shall not be obliged to: (i) appeal or procure that the Company appeal against any Tax Claim in any forum beyond the first relevant appellate body; or (ii) take or procure that the Company takes any action the effect of which is likely to affect the future conduct of the business of Purchaser, the Company, and/or any member of Purchaser's group or affect the rights or reputations of any of them; in each case of the foregoing the Parties shall discuss in good faith any reasonable alternative measure to mitigate such risks.

7.6.	Additional Indemnification.
Separate from the indemnification obligations stipulated in Section 7.1, Sellers agree to, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Losses that are actually incurred by such Purchaser Indemnified Parties as a result of or in connection with any of the matters set forth in Schedule F, in each case if applicable.

7.7.	Sole and Exclusive Remedy.
From and after the Closing, except in the case of any claims arising out of any fraud or willful misconduct and except for the Purchaser’s obligations to pay the Purchase Price, the rights provided to the Parties under this Article VII shall be the sole and exclusive remedies of the Indemnified Party with respect to claims under this Agreement.

ARTICLE VIII
TERMINATION

8.1.	Termination.
This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written agreement of Sellers and Purchaser;

(b)
    by either Sellers acting as one party or Purchaser, in the event that the Closing has not occurred by the Long-Stop Date by reason of failure of any conditions set forth in Section 6.1 (in the case of termination by Sellers) or Section 6.2 (in the case of termination by Purchaser), provided, however, that a Party to which failure of any conditions applicable to it under Article VI is attributable may not terminate this Agreement pursuant to this Section 8.1(b);

(c)
    by either Sellers acting as one party or Purchaser with a written notice to the other Party if the other Party has materially breached any of its covenants or obligations under this Agreement and has failed to cure such breach within twenty (20) days following such written notice;

(d)
    by either Sellers acting as one party or Purchaser with immediate effect upon the filing of a petition in bankruptcy, insolvency or reorganization against or by the other Party, or such other Party becoming subject to a composition for creditors, whether by law or agreement, or such other Party going into receivership or otherwise becoming insolvent, or any analogous event occurring under the laws of the jurisdiction in which a Party is incorporated; or

(e)	by Sellers acting as one party, in case of failure to complete the MOFCOM Filing within fifteen (15) Business Days after the application therefor is submitted.

8.2.	Effect of Termination.
In the event of termination of this Agreement, such termination will not affect the right of any Party to seek any and all remedies for any Losses incurred as a result of any breach by the other Party under this Agreement, and Section 8.2 and Article IX shall remain in full force and effect and survive any termination. Without prejudice to the foregoing, (i) if this Agreement is terminated after the completion of the SAMR Registration, Sellers may at its sole discretion elect to require the Purchaser, and the Purchaser is obliged to fully cooperate with Sellers, to mutually apply with the SAMR for the rewind of the transfer of the Sale Equity (the “Rewind Transaction”), including without limitation, if Sellers deem necessary, executing a separate standard form Equity Purchase Agreement with respect to the Rewind Transaction; each Party shall be responsible for and bear its own Taxes, fees, costs and expenses imposed, levied, assessed or incurred in connection with the Rewind Transaction; provided that if the termination is made due to any Party’s material breach of its covenants or obligations under the Agreement, such breaching Party shall be solely responsible for and bear all of the foregoing Taxes, fees costs and expenses; and (ii) the Local EPA shall be terminated upon the termination of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1.	Entire Agreement.
This Agreement (which includes the Exhibits and Schedules attached hereto) constitute the entire agreement of the Parties in respect of the subject matter hereof and supersedes any prior expressions of intent or understandings with respect thereto.

9.2.	Assignment.
This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without obtaining the prior written consent of the other Party; provided, however, that Purchaser may assign this Agreement to its Affiliate upon prior written notice to each Seller.

9.3.	Tax and Expenses.
Except as otherwise expressly provided in this Agreement, each Party shall be responsible for and bear its own Taxes, fees, costs and expenses imposed, levied, assessed or incurred on or by the Party for or in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of legal counsel.

9.4.	Governing Law and Dispute Resolution.
This Agreement and the rights and obligations of the Parties hereunder shall be governed by, construed and enforceable in accordance with the Laws of Singapore without giving effect to the conflict of laws provisions thereof. Any disputes, controversies, differences or disagreements arising under, out of or in connection with this Agreement shall be finally settled by arbitration administered by the International Chamber of Commerce in Singapore, in accordance with the Rules of Arbitration of the International Chamber of Commerce for the time being in force (the “Rules”) which rules are deemed to be incorporated by reference in this Section. The seat of the arbitration shall be Singapore and the language of the arbitration shall be English. The number of arbitrators shall be three (3) appointed in accordance with the Rules, with Sellers, on the one hand, and Purchaser, on the other hand, each being entitled to designate one arbitrator, while the third arbitrator, who shall act as the presiding arbitrator, will be selected by agreement between the two designated arbitrators. The arbitration shall be the sole and exclusive forum for resolution of any such dispute, controversy or claim and a decision rendered by the arbitral tribunal in such proceedings shall be final and binding on the Parties, without right of appeal. Each Party hereto consents to the enforcement of any such arbitration award by any court having jurisdiction by any means including judgment being entered in respect of such arbitration award. Notwithstanding the foregoing, each Party hereto shall have the right to seek interim relief from any court of competent jurisdiction, and this shall not be deemed or construed as incompatible with, or operate as a waiver of, the foregoing agreement to arbitrate.

9.5.	Amendments.
Except as otherwise set forth herein, this Agreement may be amended or modified only by an instrument in writing duly executed by the Parties. No delay or omission to exercise any right, power or remedy accruing to either Party upon any breach or default of the other Party under this Agreement impairs any such right, power or remedy of such non-defaulting Party.

9.6.	Severability.
If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. In such event, the Parties shall use their respective best efforts to negotiate in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

9.7.	Notices.
Each notice, demand or other communication to be given or made under this Agreement shall be in writing in English and delivered by hand or internationally recognized overnight air courier or transmitted by email to the relevant Party at its address or email address set out below (in the case of Purchaser) or in Exhibit 1 (in the case of each Seller) (or such other address or email address as the addressee has by seven (7) days’ prior written notice specified to the other Party):

If to Avon Asia:

Avon Asia Holdings Company
c/o Avon Cosmetics Limited

Building 6
Chiswick Park
London W4 5HR
United Kingdom

Attention:     General Counsel
Tel:         +44-1604-232425
E-mail:     james.thompson@avon.com

If to Avon China:

Avon Products (China) Co., Ltd.

Unit 03-04,
FL 7, No. 18,
Hua Cheng Avenue, Tianhe District
Guangzhou, PRC
Attention:     Head of Legal
Tel:        +86-21-5203-6158
E-mail:     xiaoping.zhu@avon.com

If to Purchaser:

TheFaceShop Co., Ltd.
58 Saemunan-ro, Jongno-gu, Seoul 03184 Korea

Attention: Junsik Han
Tel:    +82-2-6924-6062
Email: legalteam@lghnh.com

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been duly given (i) if delivered by hand or internationally recognized overnight air courier, when actually delivered to the relevant address, and (ii) if transmitted by email, when dispatched with a simultaneous confirmation of transmission, provided, however, that if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

9.8    Joint and Several Liability.
The obligations and liabilities of Sellers hereunder shall be on a joint and several basis (and not on a joint only or several only basis).

9.8.	Language; Counterparts.
This Agreement shall be executed in the English language. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original but all of which shall constitute one and the same instrument. If there is a translation of this Agreement, the English version shall prevail.

9.9.	No Third Party Beneficiary.
This Agreement is solely for the benefit of the Parties and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any remedy, claim, liability reimbursement, cause of action or other right. No provision of this Agreement is enforceable by virtue of the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore by any person who is not a Party to this Agreement.

[Signature page follows]

[EXECUTION VERSION]

Signature Page to Equity Purchase Agreement

1/69

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first above written.

PURCHASER

TheFaceShop Co., Ltd.

By: /s/ Jae Sun Lee ___
Name: Jae Sun Lee
Title: Representative Director

[Signature page follows]

SELLERS

Avon Asia Holdings Company

By: /s/ Lisa Siders _ Name: Lisa Siders Title: Director

[Signature page follows]

SELLERS

AVON PRODUCTS (CHINA) CO., LTD.
雅Å芳¼༈¨中Ð国ú༉©有Ð限Þ公«司¾

By: /s/ Asson Chang ____ Name: Asson Chang Title: Legal Representative of Avon Products (China) Co. Ltd.

[EXECUTION VERSION]

Exhibit pg. 1

EXHIBIT 1
SELLERS

Record Owner	Amount of Registered Capital Corresponding to Sale Equity (USD)	Allocation Percentage
Avon Asia	8,600,000	40%
Avon China	12,900,000	60%

Exhibit pg. 2

EXHIBIT 2-1
TERMS OF AVON ASIA ESCROW AGREEMENT

This Term Sheet for Avon Asia Escrow Agreement (this “Term Sheet”) outlines certain key terms and conditions of the Avon Asia Escrow Agreement (the “Agreement”) to be entered into by and among TheFaceShop Co., Ltd. (“Purchaser”), Avon Asia Holdings Company (“Avon Asia”) and the escrow agent as defined under that certain Equity Purchase Agreement, dated January 4, 2019, by and among Purchaser, Avon Asia and Avon Products (China) Co., Ltd. (the “EPA”) (the “Escrow Agent”, and together with Purchaser and Avon Asia, the “Parties”, and each, a “Party”) in connection with the proposed acquisition by Purchaser of all equity interest in Avon Products Company Limited (the “Company”) in accordance with the EPA. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the EPA.

Parties	Purchaser, Avon Asia and Escrow Agent
Signing Date	No later than one (1) month after the date of the EPA
Appointment of Escrow Agent
-The Purchaser and Sellers appoint the Escrow Agent as their escrow agent to receive, hold, safeguard and disburse the Total Escrow Amount.
-The Escrow Agent undertakes the responsibility in good faith to receive, hold, safeguard and disburse the Total Escrow Amount, upon the terms and subject to the conditions of the Agreement.
-B4Any fee payable to the Escrow Agent shall be borne equally by Purchaser and Avon Asia.

Total Escrow Amount
-Avon Asia Escrow Amount in USD 3,000,000 and Avon Asia Holdback Amount in USD 1,181,000 (collectively, the “Total Escrow Amount”).
-Any interest generated from the Escrow Account, less any tax payable on such interest, shall be retained in the Escrow Account for the benefit of the -B5Party that is the payee of the respective Total Escrow Amount proportionately in accordance with the provisions in the Agreement.

Escrow Account
-A bank account opened at the Escrow Agent shall be used as the Escrow Account.
-At the Closing, Purchaser shall deposit with the Escrow Agent (i) the Avon Asia Escrow Amount and (ii) the Avon Asia Holdback Amount pursuant to Section 3.7 in the EPA to be held in the Avon Asia Escrow Account pursuant to the Agreement.

Release of Escrow Amount
-The Escrow Agent shall be authorized to distribute all or a portion of the Total Escrow Amount only upon the receipt of joint written instructions (in form and substance agreed upon by the Parties) signed by Purchaser and Avon Asia authorizing the release of all or such portion of the Total Escrow Amount.
-The Escrow Agent shall also be authorized to distribute all or a portion of the Total Escrow Amount to the extent the Escrow Agent is directed to make such payment by a final order issued by an arbitral tribunal.

Escrow Term	The Agreement shall be terminated upon release of the full amount of the Total Escrow Amount in accordance with the Agreement.

* * * * * * * * * * *
[EXECUTION VERSION]

Exhibit pg. 4

EXHIBIT 2-2
TERMS OF AVON CHINA ESCROW AGREEMENT

This Term Sheet for Avon China Escrow Agreement (this “Term Sheet”) outlines certain key terms and conditions of the Avon China Escrow Agreement (the “Agreement”) to be entered into by and among TheFaceShop Co., Ltd. (“Purchaser”), Avon Products (China) Co., Ltd. (“Avon China”) and the escrow agent as defined under that certain Equity Purchase Agreement, dated January 8, 2019, by and among Purchaser, Avon China and Avon Asia Holdings Company (the “EPA”) (the “Escrow Agent”, and together with Purchaser and Avon China, the “Parties”, and each, a “Party”) in connection with the proposed acquisition by Purchaser of all equity interest in Avon Products Company Limited (the “Company”) in accordance with the EPA. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the EPA.

Parties	Purchaser, Avon China and Escrow Agent
Signing Date	No later than one (1) month after the date of the EPA
Appointment of Escrow Agent
-The Purchaser and Sellers appoint the Escrow Agent as their escrow agent to receive, hold, safeguard and disburse the Total Escrow Amount.
-The Escrow Agent undertakes the responsibility in good faith to receive, hold, safeguard and disburse the Total Escrow Amount, upon the terms and subject to the conditions of the Agreement.
-Any fee payable to the Escrow Agent shall be borne equally by Purchaser and Avon China.

Total Escrow Amount
-Avon China Consideration in RMB 295,460,820, which includes (i) Avon China Escrow Amount in RMB 31,210,650 and (ii) the difference between Avon China Consideration and Avon China Escrow Amount in RMB 264,250,170 (collectively, the “Total Escrow Amount”).
-Any interest generated from the Escrow Account, less any tax payable on such interest, shall be retained in the Escrow Account for the benefit of the Party that is the payee of the respective Total Escrow Amount proportionately in accordance with the provisions in the Agreement.

Escrow Account
-A bank account opened at the Escrow Agent shall be used as the Escrow Account.
-At the Closing, Purchaser shall deposit with the Escrow Agent the Total Escrow Amount to be held in the Avon China Escrow Account pursuant to the Agreement.

Release of Escrow Amount
-The Escrow Agent shall be authorized to distribute all or a portion of the Total Escrow Amount only upon the receipt of joint written instructions (in form and substance agreed upon by the Parties) signed by Purchaser and Avon China authorizing the release of all or such portion of the Total Escrow Amount.
-The Escrow Agent shall also be authorized to distribute all or a portion of the Total Escrow Amount to the extent the Escrow Agent is directed to make such payment by a final order issued by an arbitral tribunal.

Escrow Term	The Agreement shall be terminated upon release of the full amount of the Total Escrow Amount in accordance with the Agreement.

* * * * * * * * * * *
EXHIBIT 3
FORM OF LICENSE AGREEMENT

Please see attached.Exhibit pg. 7

EXHIBIT 4
MANUFACTURING AND SUPPLY AGREEMENT

Please see attached.
Exhibit pg. 8

EXHIBIT 5
FORM OF LOCAL EPA

Please see attached.

Exhibit pg. 9

EXHIBIT 5.4(A)
FORM RESIGNATION, RELEASE AND WAIVER LETTER

I, [name of director], a Director of Avon Manufacturing (Guangzhou), Ltd. (the “Company”) do hereby voluntarily resign from the office of Director of the Company with effect from [date].

I further hereby waive any claims I may have against the Company arising out of my service with, and resignation from, the Company, and I covenant that I shall not institute any action of any nature, in any administrative or judicial forum, against the Company, its officers or employees, shareholder, or any other party with an interest in the Company in connection with my service to or resignation from the Company.

____________, 201[•]

By ___________________

Name: [ ]

Schedule pg. 1

SCHEDULE A
DISCLOSURE SCHEDULES

Please see attached.

[EXECUTION VERSION]

Schedule pg. 2

SCHEDULE B
INTERCOMPANY LOAN BALANCES AS OF NOVEMBER 30, 2018

Borrower	Principal (RMB)	Interest (RMB)	Total Amount (RMB)
Avon China	50,000,000	633,783	50,633,783
AHPM	104,350,000	1,668,681	106,018,681
Schedule pg. 3

SCHEDULE C
INTENTIONALLY OMITTED
Schedule pg. 4

SCHEDULE D
LIST OF OFFICERS TO RESIGN

Ronald Chua Tamayo
Wolfram Braun
Jojo Chen (陈Â红ì慧Û)
Schedule pg. 7

Exhibit 5.12(C)-1

SCHEDULE E
KEY ASPECTS OF EMPLOYEE COMPENSATION AND BENEFITS
PRIOR TO CLOSING

1	Base Salary	Local Pay Structure
2	Merit Increase cycle	Review and adjust every April based on merit increase budget for 2019 at 6% and performance rating of employee
3	13 month pay	Paid in April of next year (Except G8 and G8 below in the Company). For detail, pls refer to Avon Employee Handbook.
4	Management Incentive Plan (Annual Bonus Plan)	Annual Bonus plan for G13 and above (Manager and above level)- G13 at 13%, G14 - 15 at 13% to 20% , following Global guideline. MIP is based on company and individual performance.
5	SSIP (Annual Bonus Plan)	Annual Bonus Plan - G10 and below (except the LPIP entitled) at 10%, G11 - G12 (Management level) at 12%; SSIP is based on company and individual performance.
6	Lean Productivity Incentive Program	Monthly Lean Productivity Incentive Program(LPIP) for the Company. G8 and below associates of Production Workshops and Warehouse, who are not entitled to SSIP.
7	Social Insurance	Following local rule/ legal requirement to provide funding for pension, medical, unemployment, accident and birth based on their payout standard.
8	Housing Fund	Following local rule/ legal requirement to payout, based on their payout standard.
9	Annual Health Check
Covering Avon employees and dispatched labors. The associates working at powder positions are provided with special annual health check to comply with local regulation besides normal annual health check for normal employees.

10	On-board Health Check	Covering Avon employees and dispatched labors.
11	Medical Benefit/ Health Insurance	For employee and eligible dependents, also flexible for their parents to join with bargain price.
12	Single Child Health Subsidy	RMB 5 per month for eligible employee.
13	June 1st cash	RMB 30 per child for Children's Day
14	Meal Allowance	RMB 15 standard per day for normal shifts. There is additional meal for overtime. For the standards of normal meal and overtime meal, Pls refer to Avon Employee Handbook.
15	Telephone Allowance	For the Company, RMB100 for G13 and above level and for approved positions.
16	Annual Public Holiday (Paid)	Pls refer to Avon Employee Handbook.
17	Annual Company Holiday (Paid)	2 days (Spring Festival and Christmas). Pls refer to Avon Employee Handbook.
18	Annual Leave (Paid), , , Miscarriage Leave (Paid), Paternity Leave (Paid)	Please refer to Avon Employee Handbook.
19	Sick leave (Paid)	Please refer to Avon Employee Handbook.
20	Marriage leave (Paid)	Please refer to Avon Employee Handbook.
21	Maternity Leave(Paid)	Please refer to Avon Employee Handbook.
22	Prenatal Care Leave (Paid)	Please refer to Avon Employee Handbook.
23	Family Planning Leave (Paid)	Please refer to Avon Employee Handbook.
24	Miscarriage Leave (Paid)	Please refer to Avon Employee Handbook.
25	Paternity Leave (Paid)	Please refer to Avon Employee Handbook.
26	Lactation Allowance	Please refer to Avon Employee Handbook.RMB200 per month for the Company as open option.
27	Bereavement Leave (Paid)	Please refer to Avon Employee Handbook.
28	Family Care Leave	Following each province's rule - GuangZhou: 15 days. For single child to take care of parents in hospital.
29	Personal Leave (Unpaid)	Can be used after paid annual leave been used up. For details pls refer to Avon Employee Handbook.
30	Perfect Attendance Bonus	RMB 50 per quarter - Usually for G10 and below level employees
31	Employee purchase discount	Pls refer to Avon Employee Handbook.
32	Wedding Cash	RMB 100 for newly married.
33	Child Birth Cash	RMB 100 for new born who are single child.
34	Condolence Money	RMB 150 to the death of an associate's immediate families
35	Women's Day Cash	RMB 50 to women
36	Working Hours	8 hours per day, 40 hours per week
37	Overtime Pay	Following National rule - 1.5 ~ 3.0 times of salary.
38	Shift Allowance	RMB15 ~ 20 each time, depends on the shift - for manufacturing employees; besides this, RMB100/day for Company Supervisors.

39	Severance

Follow National Rule - except CTI got 15% additional.

Service Years
 Before January 1, 2008: the calculation strictly follows old national labor law and regulations.
   2008年N1月Ž1日ú之V前O支x付t经济补偿金÷的º工u龄计算â༌A按ö照Ó当时༈]即Y2008年N1月Ž1日ú之V前O༉j的I有L关规定w执行æ。C
 After January 1, 2008: the calculation strictly follows new national labor law and regulations.

Average Salary
According to government policy, the average salary separates into two parts:
l Before January 1, 2008: Actual average salary in previous 12 months
l After January 1, 2008: Actual average salary in previous 12 months , capped at 3 times local social average salary

Notice payment
The notice payment is an equivalent one month base salary payment in lieu of notice. Notice period: 1 month.

Additional 15% severance
for associates who are willing to sign on the mutual agreement of contract termination due to
Company’s restructuring/redundancy in order to reduce legal risks and legal cost (Only for Global CTI list)

40	Transportation Allowance	Local Policy - RMB 3K/ 5K/ 10K per month for JG15 and above
41	NSP Allowance	To compensate Company associates who live out of Conghua. For details pls refer to the company policy.
42	Union	Employee is free to join Union which follow national rule to set up and run. - Benefits from union is not included in this list. Pls consult union.
43	Sign on bonus	Depends, case by case (Normally 1 ~ 2 months base pay)
44	High Temperature Subsidy	Follow local regulations.
45	Powder Workshop Subsidy	RMB250/person/month for packaging workshop, RMB400/person/month for processing workshop
46	Child Kindergarten Fee	RMB50/year, for associate's child
47	Spring Festival Red Pocket Cash	RMB100/person
48	Moon Festival Mooncakes	Five star hotel products
49	Women's Day holiday(Paid)	0.5 day for women
50	Birthday Gift	In 2018, standard cost RMB55 per person for company products
51	Annual Meeting Gift	Company products, around 8 pieces products.
52	Free shuttle buses for commuting	Multiple lines between GZ downtown and the plant, Conghua downtown and the plant. For day shift, night shift and overtime.
53	Business Travelling Insurance	Please refer to Avon Employee Handbook.
54	Company products Discount activities	Please refer to company policy.
55	Others - employee handbook	Please refer to Avon Employee Handbook.
56	Others - mandatory	Government mandatory benefits.
Please note: 1) Company will comply with national/local labor laws and regulations if the above standards are lower than the mandatory requirements.
2) Company will comply with national/local labor laws and regulations if any mandatory requirements are not included in this list above.
57	Medical Benefits

Category A: Employee (premium paid by employer)

Benefit Items	Coverage	Sum assured
Term life	Death caused by disease	36*monthly salary (Min. RMB100,000)
AD&D	Accidental death and Dismemberment	36*monthly salary (Min. RMB100,000)
Critical Illness
The insured can directly submit the claim to insurance provider if suffered from any kind of the 29 critical illness listed in the contract for the first time. ICBC-AXA should strictly keep it confidential
RMB100,000
Medial	Annual limit of inpatient & outpatient treatment	RMB20,000
	Outpatient reimbursement ratio	90%
	Inpatient reimbursement ratio	100%
	Inpatient daily room and board limit	RMB80
maternity	Annual limit	RMB10,000
	Reimbursement ratio	100%
Hospital Income	Inpatient treatment is required according to physician’s opinion due to illness	RMB50 per day
Public Fund	For Inpatient and outpatient treatment only	RMB1,000,000

Category B: Employee with child below age 18 (premium paid by employer)

Benefit Items	Coverage	Sum assured
Medial	Annual limit of inpatient & outpatient treatment	RMB20,000
	Outpatient reimbursement ratio	50%
	Inpatient reimbursement ratio	50%
Public Fund	Shared by employee & dependent, for inpatient and outpatient only	RMB1,000,000 with 60% reimburse

Category C: Employee with child below age 18 (premium paid by employer)

Benefit Items	Coverage	Sum assured
Supplementary Inpatient Insurance	Annual limit	RMB144,000
	Deductible	RMB20,000
	Reimbursement ratio	80%

Schedule pg. 8
SCHEDULE F
SPECIAL INDEMNITY ITEMS

Separate from the indemnification obligations stipulated in Section 7.1, Sellers agree to, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Losses that are actually incurred by such Purchaser Indemnified Parties as a result of or in connection with any of the following matters taking place prior to the Closing Date:

1.
any inconsistency among the total area on the real estate certificate, the environmental protection facility acceptance approval and approval for fire control acceptance on construction which were issued or granted to the Company prior to the Closing Date;

2.	any expired Permits relating to cosmetics that the Company is still operating prior to the Closing Date;

3.	the Company’s having not obtained all Governmental Approvals required for the Company to implement the flexible working-hour system prior to the Closing Date;

4.
the Company’s any noncompliance with applicable Law relating to social insurance and housing fund by the Company or any labor dispute agency with respect to labor dispatch employees prior to the Closing Date;

5.
the Company’s failure, as of the Closing Date, (i) to pay overtime allowances under the standard working hour system or (ii) to ensure that the corresponding proportion of the overall dispatched employees against the total number of the employees currently working in the Company does not exceed the maximum rate as permitted by applicable Law;

6.	the Company’s failure to file the renewal of the registration of the quality standards (whether national, industrial or corporate) and the certificate thereof prior to the Closing Date;

7.
the Company’s failure to complete the update or recordation of the current name of the Company’s legal representative (i.e. Ronald Chua Tamayo) in all of the Company’s licenses, certificates and Permits (including but not limited to the Certificate of Registration of Customs Declaration Entity, the Recordation of Inspection Declaration Entity, the Opening Bank Account Permit and the Pollution Discharge Permission); or

8.
the Company’s failure to duly obtain any and all Governmental Approvals required for special purpose’s cosmetics and non-special purpose’s cosmetics required in connection with its business as currently conducted on the Closing Date.